Exhibit 99.2

Global Signal Inc.

Consolidated Financial Statements and Notes to Consolidated Financial Statements

As of December 31, 2006 and 2005, and for the Years Ended December 31, 2006, 2005 and 2004

GLOBAL SIGNAL INC.

FINANCIAL INFORMATION

Report of Independent Certified Public Accountants

The Board of Directors and Shareholder of CCGS Holdings LLC:

We have audited the accompanying consolidated balance sheets of Global Signal Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Signal Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ Ernst & Young LLP

Tampa, Florida

March 21, 2007

GLOBAL SIGNAL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$60,690	$47,793
Short-term investments	16,000	—
Accounts receivable, less allowance for doubtful accounts of $3,599 and $1,559, respectively	4,376	2,360
Prepaid expenses and other current assets	39,232	36,930
Interest rate swap asset, at fair value	—	22,609

Total current assets	120,298	109,692
Restricted cash	34,218	20,232
Fixed assets and prepaid land easements, net of accumulated depreciation of $310,821 and $174,917, respectively	1,656,855	1,681,755
Intangible assets:
Goodwill	10,610	10,610
Leasehold interests, net of accumulated amortization of $15,043 and $12,811, respectively	4,638	8,084
Lease absorption value, net of accumulated amortization of $83,497 and $53,229, respectively	365,509	395,391
Lease origination value, net of accumulated amortization of $3,085 and $1,669, respectively	21,984	23,638
Deferred debt issuance costs, net of accumulated amortization of $4,457 and $10,943, respectively	15,030	16,870
Other assets	38,557	22,540

	$2,267,699	$2,288,812

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,390	$20,299
Accrued expenses	27,341	22,266
Dividend payable	—	34,304
Deferred revenue	38,014	21,307
Current portion of long-term debt	309	538

Total current liabilities	76,054	98,714
Long-term debt, net of current portion	1,843,887	1,693,058
Other liabilities	70,619	43,851

Total liabilities	1,990,560	1,835,623

Stockholders’ equity:
Preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares issued or outstanding at December 31, 2006 and December 31, 2005	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized, 70,231,336 shares issued and outstanding at December 31, 2006, and 68,608,725 shares issued and outstanding at December 31, 2005	702	686
Additional paid-in capital	376,582	476,388
Treasury stock, at cost, 29,327 shares at December 31, 2006 and 0 shares at December 31, 2005	(1,463)	—
Deferred stock-based compensation	—	(1,055)
Accumulated other comprehensive income	28,084	20,800
Accumulated deficit	(126,766)	(43,630)

Total stockholders’ equity	277,139	453,189

	$2,267,699	$2,288,812

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

GLOBAL SIGNAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004
Revenues	$495,955	$368,028	$180,650
Direct site operating expenses (excluding depreciation, amortization and accretion)	221,213	151,964	55,618

Gross margin	274,742	216,064	125,032

Other expenses:
Selling, general and administrative (including $7,311, $2,191 and $4,235 non-cash stock-based compensation expense, respectively)	64,071	39,600	27,645
Sprint sites integration costs	446	7,081	—
State franchise, excise and minimum taxes	1,389	(177)	69
Depreciation, amortization and accretion	175,210	136,023	54,137

	241,116	182,527	81,851

Operating income	33,626	33,537	43,181
Interest expense, net	92,722	75,611	27,489
(Gain) loss on derivative instruments	3,232	(3,408)	40
Loss on early extinguishment of debt	17,694	461	9,018
Other expense (income)	1,546	(194)	(126)

Income (loss) from continuing operations before income tax benefit (expense)	(81,568)	(38,933)	6,760
Income tax benefit (expense)	(54)	622	(341)

Income (loss) from continuing operations	(81,622)	(38,311)	6,419
Income (loss) from discontinued operations	(851)	(815)	384

Income (loss) before gain (loss) on sale of properties	(82,473)	(39,126)	6,803
Gain (loss) on sale of properties	(663)	(610)	69

Net income (loss)	$(83,136)	$(39,736)	$6,872

Basic income (loss) per common share:
Income (loss) from continuing operations	$(1.17)	$(0.62)	$0.14
Income (loss) from discontinued operations	(0.01)	(0.01)	0.01
Gain (loss) on sale of properties	(0.01)	(0.01)	0.00

Net income (loss)	$(1.19)	$(0.64)	$0.15

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(1.17)	$(0.62)	$0.13
Income (loss) from discontinued operations	(0.01)	(0.01)	0.01
Gain (loss) on sale of properties	(0.01)	(0.01)	0.00

Net income (loss)	$(1.19)	$(0.64)	$0.14

Dividends declared per common share	$1.575	$1.850	$1.3125

Weighted average number of common shares outstanding:
Basic	69,732	62,254	46,831

Diluted	69,732	62,254	49,683

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

GLOBAL SIGNAL INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Stock-Based Compensation	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2003	41,000,000	$410	$206,089	$—		$(1,133)	$12,165	$217,531
Comprehensive income:
Net income					$6,872		6,872	6,872
Foreign currency translation adjustment					948	948		948
Change in fair value of derivative financial instruments					(2,229)	(2,229)		(2,229)

Total comprehensive income					$5,591

Amortization of accumulated other comprehensive income (loss) on terminated derivative instruments						1,195		1,195
Issuance of common stock:
Initial public offering, net of offering costs of $13.7 million	8,050,000	81	131,145					131,226
Warrants exercised	757,972	8	6,456					6,464
Options exercised	1,399,155	14	8,564					8,578
Shares issued to directors	20,000		360					360
Ordinary dividends declared and paid			(44,025)				(14,899)	(58,924)
Special distribution declared and paid			(142,188)					(142,188)
Ordinary dividends declared			(16,353)				(4,138)	(20,491)
Restricted stock grant	77,642		2,020	(2,020)				—
Non-cash stock-based compensation			4,956	(2,352)				2,604
Amortization of deferred stock-based compensation				1,271				1,271
Purchase of Pinnacle Towers Acquisition LLC subsidiary			(20)					(20)

Balance at December 31, 2004	51,304,769	$513	$157,004	$(3,101)		$(1,219)	$—	$153,197

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

GLOBAL SIGNAL INC. CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Deferred Stock-Based Compensation	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Equity Derivatives	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2004	51,304,769	$513	$157,004	$(3,101)		$(1,219)	$—	$—	$153,197
Comprehensive income:
Net (loss)					$(39,736)			(39,736)	(39,736)
Foreign currency translation adjustment					(651)	(651)			(651)
Change in fair value of derivative financial instruments					21,756	21,756			21,756

Total comprehensive (loss)					$(18,631)

Amortization of accumulated other comprehensive income (loss) on terminated derivative instruments						914			914
Issuance of common stock:
Public offering, net of offering costs of $11.0 million	6,325,000	64	183,393						183,457
Private offering – Sprint Investors Agreement	9,803,922	98	249,593						249,691
Warrants exercised	26,372		225						225
Options exercised	1,149,381	11	2,867						2,878
Shares issued to directors	20,000		654						654
Restricted shares forfeited	(20,719)		(559)	462					(97)
Ordinary dividends declared and paid			(82,485)					(3,894)	(86,379)
Ordinary dividends declared			(34,304)						(34,304)
Amortization of deferred stock-based compensation				1,584					1,584
Equity derivatives – issuance							24,314		24,314
Equity derivatives – fulfillment or expiration							(24,314)		(24,314)

Balance at December 31, 2005	68,608,725	$686	$476,388	$(1,055)		$20,800	$—	$(43,630)	$453,189

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

GLOBAL SIGNAL INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Treasury Stock	Deferred Stock-Based Compensation	Comprehensive Income (Loss)	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2005	68,608,725	$686	$476,388	$—	$(1,055)		$20,800	$(43,630)	$453,189
Comprehensive income:
Net (loss)						$(83,136)		(83,136)	(83,136)
Foreign currency translation adjustment						1,219	1,219		1,219
Change in fair value of derivative financial instruments, net of applicable income taxes						8,450	8,450		8,450
Amortization of accumulated other comprehensive income (loss) on terminated derivative instruments						(5,793)	(5,793)		(5,793)
Write-off of accumulated other comprehensive income related to derivatives due to refinancing						3,408	3,408		3,408

Total comprehensive loss						$(75,852)

Issuance of common stock:
Warrants exercised	38,048		319						319
Options exercised	1,230,744	13	4,637						4,650
Shares issued to directors and executives	84,000	1	3,317						3,318
Restricted shares issued and/or vested	361,988	4	4,402						4,406
Restricted shares turned in for tax payment	(4,302)	(1)	(225)						(226)
Restricted shares forfeited	(58,540)	(1)	(445)						(446)
Purchase of treasury stock	(29,327)			(1,463)					(1,463)
Ordinary dividends declared and paid			(110,756)						(110,756)
Transfer of deferred stock-based compensation to additional paid-in capital			(1,055)		1,055				—

Balance at December 31, 2006	70,231,336	$702	$376,582	$(1,463)	$—		$28,084	$(126,766)	$277,139

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

GLOBAL SIGNAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share data)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net loss	$(83,136)	$(39,736)	$6,872
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	175,210	136,023	54,137
Amortization of deferred debt issuance costs and interest rate swap (gain) loss	(1,259)	9,096	5,605
Deferred tax expense (benefit)	54	(622)	341
Provision for doubtful accounts	2,846	577	796
Loss on early extinguishment of debt	17,694	461	9,018
Non-cash stock-based compensation expense	7,311	2,191	4,235
Loss (gain) on derivative instruments	3,232	(3,408)	40
Loss on fixed assets and other	3,463	1,314	241
Discontinued operations	589	971	625
Increase in assets:
Accounts receivable	(4,862)	(2,404)	(341)
Prepaid expenses and other current assets	(1,253)	(7,039)	(1,309)
Other assets	(18,628)	(14,316)	(2,904)
Increase (decrease) in liabilities:
Accounts payable	(9,909)	17,097	(126)
Accrued expenses	5,075	5,548	267
Deferred revenues	16,707	(2,667)	2,553
Other liabilities	27,399	19,300	3,496

Net cash provided by operating activities	140,533	122,386	83,546

Cash flows from investing activities:
Payments made in connection with acquisitions of communication sites, land and prepaid land easements	(98,294)	(1,428,602)	(302,348)
Acquisition of GoldenState Towers LLC, net of cash acquitted	—	—	(64,458)
Capital expenditures	(22,949)	(19,112)	(9,057)
Purchase of short-term investments	(751,249)	(83,050)	(78,600)
Proceeds from sale of short-term investments	735,249	83,050	78,600
Proceeds from the sale of fixed assets:
Continuing operations	2,714	1,245	—
Discontinued operations	231	3,260	1,003
Funds provided by (invested in) restricted cash	(14,349)	52,622	(72,854)
Other	—	—	(20)

Net cash used in investing activities	(148,647)	(1,390,587)	(447,734)

GLOBAL SIGNAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS-continued

(in thousands, except share data)

	Year Ended December 31,
	2006	2005	2004
Cash flows from financing activities:
Borrowings under long-term debt	1,557,050	1,088,557	898,828
Repayment of long-term debt	(1,413,455)	(102,204)	(457,432)
Payment of debt issuance costs	(13,383)	(6,782)	(20,904)
Payment received (made) to terminate interest rate swaps	33,846	—	(4,199)
Dividends paid	(145,094)	(106,870)	(201,112)
Proceeds from the issuance of common stock, net of offering costs	3,281	436,198	146,268

Net cash provided by financing activities	22,245	1,308,899	361,449

Effect of exchange rate changes on cash	(1,234)	1,104	(931)

Net increase (decrease) in cash and cash equivalents	12,897	41,802	(3,670)
Cash and cash equivalents, beginning of period	47,793	5,991	9,661

Cash and cash equivalents, end of period	$60,690	$47,793	$5,991

Non-cash investing and financing transactions:
Increase (decrease) in the fair value of interest rate swaps recorded to accumulated other comprehensive income	$8,450	$21,756	$(2,229)

Assets acquired under a capital lease obligation	$—	$324	$1,404

Option exercise price paid in stock	$1,463	$—	$—

Common stock options issued in connection with initial public offering	$—	$—	$1,865

Supplemental disclosure of cash flows:
Cash interest paid	$100,208	$62,035	$19,903

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

As used herein, unless the context otherwise requires, “we,” “us,” “our,” “Company,” or “Global Signal” refers to Global Signal Inc. and its wholly owned consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated. “Fortress” refers to Fortress Investment Holdings LLC and certain of its affiliates, “Greenhill” refers to Greenhill Capital Partners, L.P. and affiliated investment funds, and “Abrams” refers to Abrams Capital, LLC and certain of its affiliates. Since November 1, 2002, Fortress has been our largest stockholder, Greenhill has been our second largest stockholder and Abrams has been our third largest stockholder (see Note 2 – Merger and Note 17 – Subsequent Events).

The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of Global Signal Inc. and its wholly owned subsidiaries. Global Signal Inc. owns, leases and manages communications towers and other communications sites and leases space on them to providers of communications and broadcast services, such as wireless telephony, paging, mobile radio, wireless data transmission, radio and television broadcasting, and to operators of private networks such as federal, state and local government agencies. For the years ended December 31, 2006, 2005 and 2004, Sprint Nextel comprised 39.0%, 34.8% and 16.2%, respectively, and AT&T (formerly Cingular Wireless) comprised 15.5%, 14.2% and 12.0%, respectively, of our revenues.

On May 11, 2004, we completed our formation of an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) structure whereby we own substantially all of our assets and conduct our operations through an operating partnership, Global Signal Operating Partnership, L.P. (“Global Signal OP”). Global Signal Inc. is the special limited partner of Global Signal OP. Global Signal GP LLC, our wholly owned subsidiary, is the managing general partner and, as such, has the power to manage and conduct the business of Global Signal OP. Global Signal Inc. holds 99% of the partnership interests and Global Signal GP LLC holds 1% of the partnership interests in Global Signal OP. The partnership agreement of Global Signal OP provides that it shall distribute cash flows from its operations to its limited partners and the managing general partner in accordance with their relative percentage interests. The distributions that we receive from Global Signal OP are, among other things, used to make dividend distributions to our stockholders.

2. Merger

On October 5, 2006, Global Signal, Crown Castle International Corp., a Delaware corporation (“Crown Castle”), and CCGS Holdings LLC, a Delaware limited liability company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Global Signal agreed to merge with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving company and a wholly-owned subsidiary of Crown Castle following the transaction. The Merger was approved by a vote of the shareholders of Global Signal and Crown Castle on January 11, 2007. The Merger closed on January 12, 2007.

At the Merger closing, each issued and outstanding share of common stock of Global Signal was converted into the right to receive, at the election of the holder thereof, either 1.61 shares of Crown Castle common stock (the “Stock Consideration”) or $55.95 in cash (the “Cash Consideration”), subject to a maximum aggregate amount of Cash Consideration equal to $550 million (the “Cash Consideration Cap”). In addition, at the Merger closing, each option or warrant entitling the holder to purchase a share of Global Signal common stock was converted into an option or warrant, as applicable, to purchase a number of shares of Crown Castle common stock equal to the product of the number of Global Signal shares subject to such option or warrant, as applicable, and the Stock Consideration, at an exercise price per share equal to the quotient obtained by dividing the aggregate exercise price of the shares of Global Signal common stock subject to such option or warrant, as applicable, by the aggregate number of shares of Crown Castle common stock subject to such converted option or warrant, as applicable.

Crown Castle also agreed to expand its board of directors from 10 to 13 members and to appoint a representative from each of (i) Fortress, (ii) Greenhill, and (iii) Abrams (together with Fortress and Greenhill, the “GSL Stockholders”), to the board upon the consummation of the Merger.

Selling, general and administrative expenses for year ended December 31, 2006 include $3.3 million of deal costs incurred as of December 31, 2006 related to the Merger.

3. Summary of Significant Accounting Policies

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The principal accounting policies are set forth below:

Segment Reporting

The Company has determined that it operates in one segment, as defined in Statement of Financial Accounting Standards (‘‘SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information. All of our communications towers and other communications sites offer essentially the same service to tenants. Our communications sites are geographically dispersed across all 50 of the United States and the District of Columbia, and to a lesser extent in Canada and the United Kingdom. However, our foreign operations represent 0.8%, 1.1% and 2.2%, respectively, of our 2006, 2005 and 2004 revenues.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results may vary from estimates used and such variances could be material.

Principles of Consolidation

The consolidated financial statements include the accounts of our subsidiaries. All intercompany accounts, transactions and profits are eliminated. We have not consolidated the financial statements of Global Signal Trust I, Global Signal Trust II or Global Signal Trust III (collectively, the “Trusts”), described more fully in Note 9—Debt, because we do not have any equity ownership interest in the Trusts, we are not their primary decision maker and are not the primary beneficiary with respect to expected income or losses.

Cash and Cash Equivalents

We consider all highly liquid temporary cash investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Restricted Cash

As of December 31, 2006 and 2005, we had restricted cash of $34.2 million and $20.2 million, respectively. Restricted cash as of December 31, 2006 is primarily comprised of amounts held in escrow in connection with our February 2006 and December 2004 mortgage loans. Restricted cash as of December 31, 2005 is primarily comprised of amounts held in escrow in connection with our February 2004 and December 2004 mortgage loans, and our bridge loan (see Note 9—Debt). Amounts held in escrow in connection with our February 2006, December 2004 and February 2004 mortgage loans are maintained in loan sub-accounts for future principal and interest, insurance, real estate taxes and ground lease rental payments. Based on the terms of our mortgage loans, as cash for lease payments is received from tenants, it is directly deposited into the escrow account and any amount in excess of pre-established funding levels for each sub-account is released to our general cash operating account. The sub-accounts consist of monies designated in the mortgage loan agreements for certain operating and debt service expenditures. Restricted cash held in connection with our bridge loan related to the next month’s interest payment.

Short-term Investments

Investments with original maturities greater than three months are accounted for in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and are classified accordingly as of December 31, 2006. At December 31, 2006, our investment in short-term investments consisted of investment grade auction rate corporate and student loan finance bonds with maturities that range from 18 years to 37 years. These investments have characteristics similar to short-term investments, because every 28 days there is a new auction process at which the interest rates for these Auction Rate Securities (“ARS") are reset to current interest rates. At the end of such period, we can choose to roll-over our holdings or redeem the investments for cash. A “market maker” facilitates the redemption of the ARS and the underlying issuers are not required to redeem the investment within 90 days. All of these short-term investments were classified as available-for-sale and reported at fair value. Due to the frequent nature of the reset feature, the investment's market price approximates its fair value; therefore, there are no realized or unrealized gains or losses associated with these investments.

Accounts Receivable

Our accounts receivable are generally unsecured, as we require no collateral. We establish a general reserve, in addition to a specific reserve, for receivables with known collection doubts due to circumstances such as payment history, poor liquidity or bankruptcy and for estimated future credit memos related to previously recognized revenue. Collection doubts are recorded as bad debt expense and are primarily identified using an analysis of aged receivables based on invoice dates and monitoring customers’ status using publicly available information. Items that are deemed uncollectible are written off against the allowance for doubtful accounts. Credit memo reserves are recorded as a reduction of revenue.

Concentration of Credit Risk

Substantially all of our accounts receivable are with national and local communications providers along with federal, state, and local government agencies. At December 31, 2006, AT&T accounted for 30.1% of our accounts receivable. At December 31, 2005, AT&T, Verizon and Sprint Nextel accounted for 34.5%, 24.3% and 16.6%, respectively of our accounts receivable. For the years ended December 31, 2006, 2005 and 2004, Sprint Nextel and AT&T accounted for 39.0%, 34.8% and 16.2%, and 15.5%, 14.2% and 12.0%, of our revenues, respectively. Additionally, USA Mobility accounted for 15.0% of our revenues for the year ended December 31, 2004. No other customer represented over 10.0% of our revenues for the years presented.

In addition, some of our customers have filed Chapter 11 petitions in the U.S. Bankruptcy Courts; however, we have provided an allowance based on our best estimates of amounts that we believe will not ultimately be collected.

Fixed Assets and Prepaid Land Easements

Fixed assets are stated at cost less impairment losses, except for those assets owned at November 1, 2002, which were revalued and recorded at reorganization value (which approximates fair value) in accordance with fresh start accounting. Betterments, renewals and extraordinary repairs, which increase the value or extend the life of the asset, are capitalized. Repairs and maintenance costs are expensed as incurred. Fixed assets are depreciated using the straight-line method over the estimated useful lives of the assets or in the case of assets located on leased land, the shorter of the remaining term of the underlying lease or sublease including the available renewal periods, or the estimated useful life. Prepaid land easements are amortized over the easement’s life. Fixed assets include the carrying amounts of assets included in discontinued operations.

Depreciation and amortization expense from continuing operations for the years ended December 31, 2006, 2005 and 2004 was $137.6 million, $104.2 million and $35.9 million, respectively.

Leasehold Interests

Leasehold interests represent our interest as a lessee in various rooftops and other leased communications sites and are stated at cost except those existing at November 1, 2002, which were revalued in accordance with fresh start accounting. Leasehold interests from fresh start accounting are being amortized over four years using the straight-line method which results in these leasehold interests being fully amortized as of December 31, 2006. Leasehold interests acquired after November 1, 2002 are amortized over the remaining contractual term of the leasehold interest. Amortization expense on leasehold interests related to continuing operations for the years ended December 31, 2006, 2005 and 2004 was $3.3 million, $4.1 million and $4.1 million, respectively.

Lease Absorption Value

Lease absorption value, recorded in connection with our implementation of fresh start accounting and subsequent tower asset acquisitions, represents the tenant lease rentals which we would have foregone during the period of time required to attract a new tenant lease for each of the tenant leases in-place at the date of our fresh start accounting or for assets acquired after November 1, 2002, the date of the acquisition. For leases in place at the date of our fresh start accounting, the lease absorption value is being amortized over 16 years, the estimated remaining contractual terms of the in-place leases and their expected renewals, in an accelerated manner consistent with the lease revenues associated with those leases and expected renewals. For acquisitions completed since December 2003, the lease absorption value is being amortized on a straight-line basis over the estimated remaining contractual terms of the in-place leases and their expected renewals of 10 to 28 years.

Historically, over 90% of our tenants have exercised their renewal rights as provided in the terms of their leases and we incur no additional costs related to the renewals, therefore we have considered the expected renewal periods when establishing our lease absorption value and associated amortization period. Our accelerated amortization method used for lease absorption value recorded at November 1, 2002, was calculated using the tenant lease commencement dates and the expirations and expected renewals based on the tenant technology types. Our accelerated amortization reflects the mix of revenues from technologies and the expected churn rate from declining usage. Our acquisitions since November 2002 are primarily wireless telephony tenants, which have historically experienced lower churn rates and higher lease renewal rates, and therefore the amortization is recognized on a straight-line basis for those leases.

Amortization expense on lease absorption value related to continuing operations for the years ended December 31, 2006, 2005 and 2004 was $30.2 million, $24.9 million and $13.3 million, respectively.

Goodwill

Goodwill represents the aggregate purchase price of acquired businesses in excess of the fair value of the acquisitions. Goodwill is evaluated for impairment on an annual basis or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. As of December 31, 2006 and 2005 we had recorded $10.6 million of goodwill related to our one business combination in 2004.

Lease Origination Value

Lease origination value, recorded in connection with our implementation of fresh start accounting and subsequent tower asset acquisitions, represents the value associated with ‘‘cost avoidance” of acquiring an in-place lease and was determined based on our estimate of the incremental cost to replace these leases, namely sales commissions. Similar internal costs are expensed because the amounts are not material to our statements of operations. Lease origination value for assets owned as of November 1, 2002, is being amortized using the straight-line method over 16 years, the estimated average remaining contractual terms of the in-place leases and their expected renewals. For acquisitions completed since November 2002, the lease origination value is being amortized using the straight-line method over the average estimated remaining contractual terms of the in-place leases and their expected renewals of 10 to 28 years.

Amortization expense on lease origination value related to continuing operations for the years ended December 31, 2006, 2005 and 2004 was $1.5 million, $1.1 million and $0.3 million, respectively.

Asset Retirement Obligations

SFAS No. 143, Accounting for Asset Retirement Obligations addresses the accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated retirement costs and requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. We recorded an asset retirement obligation of $5.3 million for our estimated future obligation to dismantle towers on leased land sites in connection with our fresh start accounting and $12.6 million in connection with the acquisitions made since December 1, 2003, using discounted cash flows of expected dismantling expenses. We used a discount factor of 13% in connection with our fresh start accounting and a factor of 12.0% to 14.9% for subsequent additions and an annual cost increase factor of 2.5%.

During 2004, we recorded additional asset retirement obligations of $1.2 million in connection with our acquisitions, as well as accretion expense of $0.5 million. During 2005, we recorded additional asset retirement obligations of $11.3 million in connection with our acquisitions as well as accretion expense of $1.7 million. In addition, we reversed asset retirement obligations of $0.8 million related to land purchases and dispositions. The asset retirement obligation balance at December 31, 2005, was $18.6 million. During 2006, we recorded accretion expense of $2.6 million. In addition, we reversed asset retirement obligations of $1.8 million related to land purchases and dispositions. The asset retirement obligation balance at December 31, 2006, was $19.4 million, which is the net present value of our expected future cash outlays of $172.2 million.

Impairment of Long-lived Assets

We follow SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the asset’s carrying value. As prescribed by SFAS No. 144, we evaluate the recoverability of fixed assets and definite-life intangible assets whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related asset may be less than previously anticipated. Any impairment loss is measured by comparing the fair value of the asset to its carrying value. We evaluate the profitability of our sites as part of the ongoing operations of our business, and in connection with this review, we evaluate any loss-making sites for impairment.

If the net book value of the related asset exceeds the undiscounted estimated future cash flows of the asset, the carrying amount of the asset is reduced to the fair value and an impairment loss recognized. We recorded asset impairments on continuing operations of $1.6 million during the year ended December 31, 2006, and asset impairments on discontinued operations during the years ended December 31, 2005 and 2004 of $0.6 million and $0.4 million, respectively.

Other Assets

Other assets include deposits related to ground leases and accrued tenant lease receivables on multi-year tenant leases recorded in connection with straight-line revenue recognition under SFAS No. 13, Accounting for Leases.

Fair Value of Financial Instruments

Cash and cash equivalents, accounts receivable and accounts payable are reflected in our balance sheets at their carrying values, which approximate their fair values at December 31, 2006 and 2005, due to their short maturity. Derivatives and short-term investments are carried at fair value. We consider our variable rate financial instruments, primarily long-term debt, to be representative of current market interest rates and, accordingly, the recorded amounts also approximate fair market value. We estimated the fair value of our fixed rate instruments by estimating the yield that these instruments would sell for at year-end and present valuing the cash flows of the fixed rate instruments using this yield. Our fixed rate financial instruments’ estimated market value at December 31, 2006 and 2005 is approximately $5 million and $20 million less than the principal balance that we have recorded in the respective balance sheets.

Derivatives

We follow SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, and recognize all derivatives on the balance sheet at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For those derivative instruments that are designated, and qualify, as hedging instruments, we designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For derivatives that do not meet the criteria for hedge accounting, changes in fair value are immediately recognized in earnings. For those derivatives that qualify for hedge accounting, the effective portion of the gain or loss on the hedge instruments is reported as a component of accumulated other comprehensive income (loss) and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings. Any ineffective portion of a derivative’s change in fair value is immediately recognized in earnings.

Derivative Financial Instruments Indexed to, and Settled in our Stock

For derivative financial instruments indexed to, and settled in our stock, we follow the accounting as specified in EITF Issue No. 00-19 Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Under this pronouncement, for instruments that meet certain criteria, the instrument is valued at fair value on the day it is created and is not marked to market in subsequent periods. The instrument is recorded in the stockholders’ equity section of the balance sheet under the caption “Equity Derivatives”. The Investment Agreement and Option Agreement, entered into as part of the transaction with Sprint Corporation (see Note 4 – Acquisitions), created instruments that qualified for this accounting treatment as proscribed under EITF Issue No. 00-19 (See Note 12 – Stockholders’ Equity). Since the forward contracts under the Investment Agreement were either fulfilled or expired in 2005, the $24.3 million attributable to these equity derivatives were reclassified to additional paid-in capital.

Foreign Currency Translation

All asset and liability accounts of our international operations, which are based in Canada and the United Kingdom, are translated into U.S. dollars at current rates. Revenues, costs and expenses are translated at the average currency rate that prevailed during the fiscal period. We have no activities in any hyperinflationary economies. In general, gains and losses resulting from foreign currency transactions are included in income currently. In accordance with SFAS No. 52, Foreign Currency Translation, long-term translation differences in the intercompany accounts are excluded from net income and are recorded as accumulated other comprehensive income (loss), a component of stockholders’ equity. Gains and losses resulting from translation of financial statements are also excluded from net income and are recorded as accumulated other comprehensive income (loss).

Revenue Recognition

We generate revenues by leasing space on communications sites we own or which we lease from or manage for others. In almost all instances, we are the lessor under our tenant leases. Revenue is recorded in the month in which it is earned. Revenues from fees, such as structural analysis and site inspection services, are recognized upon delivery of the related products and services to the customer. Revenues from lease arrangements with our tenants on communications sites that have fixed-rate escalation clauses are recognized on a straight-line basis over the contractual life of the related lease agreements excluding tenant renewal options. Amounts recognized as revenue before being billed to our tenants due to straight lining are included in other assets. Amounts recognized as revenues on tenants billed in arrears are included in other current assets in the months before these tenants are billed. Rental amounts received from tenants in advance of the month earned are recorded as deferred revenues.

Revenues from management contracts for sites owned by third parties are recognized on a gross basis as earned, to the extent the management contract requires us to lease directly with the tenants on those communications sites because the tenant views us as the primary obligor to fulfill the terms of the lease, and on a net basis to the extent we only earn a fee based on percentage of revenues or revenues collected. Fee based revenues are not material to our consolidated financial statements.

We further evaluate our revenue recognition and defer any revenues if the following criteria are not met: persuasive evidence of an arrangement exists, payment is not contingent upon other performance or other obligations, the price is fixed or determinable and collectibility is reasonably assured.

Interest Expense

We record interest expense on our debt obligations and include the amortization of deferred debt issuance costs, and the amortization of settlement amounts of derivatives included in accumulated other comprehensive income, in interest expense. The table below details the components of interest expense, net, as presented on the consolidated statements of operations (in thousands).

	Year Ended December 31,
	2006	2005	2004
Interest expense	$101,126	$68,701	$22,392
Interest Income	(7,145)	(2,186)	(468)
Amortization of interest rate swap (gain) loss	(5,793)	914	1,153
Amortization of deferred debt issuance costs	4,534	8,182	4,412

	$92,722	$75,611	$27,489

Deferred Debt and Equity Costs

We amortize deferred debt issuance costs using the effective interest method over the expected term of the debt and record such amortization as interest expense. Amortization of annual commitment fees for unused portions of available borrowings are also recorded as interest expense. Costs incurred in advance of closing an equity offering are capitalized and deferred until the equity financing is consummated, at which time the assets are offset against the proceeds recorded in stockholders’ equity. Deferred equity costs are expensed when it is probable that the equity financing will not be consummated.

Income Taxes

We have elected to be taxed as a real estate investment trust (‘‘REIT”) under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the ‘‘Code”). As a REIT, we and our ‘‘qualified REIT subsidiaries” (other corporations wholly owned by us which are not ‘‘taxable REIT subsidiaries”) are not generally subject to federal income tax. We believe that from our inception we have been organized and operated in such a manner as to qualify for taxation as a REIT. We are allowed a tax deduction for the amount of dividends paid to stockholders, thereby effectively subjecting our distributed net income to taxation at the stockholder level only, provided we distribute at least 90% of our REIT taxable income and meet certain other requirements for qualifying as a REIT.

Income tax benefit (expense) relates to our taxable REIT subsidiaries only, and is accounted for using the liability method as described in SFAS No. 109, Accounting for Income Taxes.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Our accumulated other comprehensive income is comprised of the following (in thousands):

	December 31,
	2006	2005
Foreign currency translation adjustment	$2,351	$1,133
Change in fair value of derivatives	25,733	19,667

	$28,084	$20,800

Stock-Based Compensation

Effective January 1, 2006, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123(R) Share-Based Payment, using the modified prospective transition method to account for our employee stock options. Under that transition method, compensation costs for the portion of awards for which the requisite service had not yet been rendered, and that were outstanding as of the adoption date, will be recognized as the service is rendered based on the grant date fair value of those awards calculated under SFAS No. 123. Prior period results were not restated. The adoption of SFAS No. 123(R) had no impact on net income or earnings per share. In connection with the adoption of SFAS No. 123(R), we reclassified $1.1 million of deferred stock-based compensation, which relates entirely to unvested restricted stock, to additional paid-in capital as of January 1, 2006. See Note 12 – Stockholders’ Equity, for disclosures related to stock-based compensation.

Prior to the adoption of SFAS No. 123(R), as permitted by SFAS No. 123, Accounting for Stock-Based Compensation, we accounted for our stock option and restricted stock grants to employees and stock grants to directors using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and adopted the disclosure-only provisions of SFAS No. 123 and SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS Statement No. 123. Under APB No. 25, no compensation costs are recognized relating to the stock option grants to employees if the exercise price of the options awarded was equal to or greater than the fair value of the common stock on the dates of grant. During 2005 and 2004 we recognized $1.5 million and $1.3 million, respectively, of compensation expense related to employee stock options granted with exercise prices below market value and restricted employee stock grants. The unamortized portion of the related compensation expense was recorded as deferred stock compensation, a contra account within stockholders’ equity. We use the accelerated method to recognize compensation expense of our equity-based awards with graded vesting. We granted stock to our non-employee directors in 2005. Compensation expense equal to the fair market value of the stock was recognized at the time of the grant. During 2005 and 2004, we recognized $0.7 million and $0.4 million, respectively, of expense related to stock option grants to non-employee directors.

Had compensation costs for employee stock option activity been determined based on the fair value at the dates of grant consistent with the provisions of SFAS No. 123, our net income (loss) would have decreased to the pro forma amounts indicated below (in thousands, except per share data):

	Year Ended December 31,
	2005	2004
Net income (loss) attributable to common stockholders:
Net income (loss) as reported	$(39,736)	$6,872
Add: Total non-cash stock-based employee compensation expense included in reported net income, net of $0 related tax effect for all periods	2,191	1,624
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of $0 related tax effect	(3,307)	(4,413)

Pro forma net income (loss)	$(40,852)	$4,083

Basic income (loss) per share attributable to common stockholders:
Net income (loss) as reported	$(0.64)	$0.15
Pro forma net income (loss )	$(0.66)	$0.09
Diluted income (loss) per share attributable to common stockholders:
Net income (loss) as reported	$(0.64)	$0.14
Pro forma net income (loss)	$(0.66)	$0.08

The fair value of each option grant is estimated on the date of grant (there were no grants in 2006 and 2005) using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2004
Risk-free interest rate	1.93%
Cumulative volatility	31.25%
Dividend yield	7.29%
Weighted average expected life of options	3 years

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Since our common stock did not trade on public markets until June 3, 2004, a volatility based on our publicly traded competitors was used in the Black-Scholes option valuation model for the year ended December 31, 2004.

On February 5, 2004, pursuant to the terms of the stock incentive plan, the exercise price of the then-outstanding stock options was adjusted as follows, as a result of the one-time special distribution of $142.2 million declared and paid on that date: the $5.00 exercise price was reduced to $4.26 per share and the $10.00 exercise price was reduced to $8.53 per share. The exercise price of our outstanding options was adjusted such that the ratio of the option exercise price to the fair market value of our common stock, as determined by our board of directors, was the same before and after the one-time special distribution; therefore, there was no accounting impact.

Reclassifications and Revisions

Certain amounts from prior years have been reclassified for consistency with current presentation. The 2005 and 2004 Consolidated Statements of Cash Flows were revised to present Proceeds from sale of short-term investments of $83,050 and $78,600, and Purchase of short-term investments of $83,050 and $78,600, respectively, which had been shown net in the prior year consolidated financial statements. All other reclassifications relate to discontinued operations. These reclassifications and revisions were not material to the consolidated financial statements.

New Accounting Pronouncements

Effective January 1, 2006, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 47 (“FIN 47”), Accounting for Conditional Asset Retirement Obligations. This interpretation clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation is unconditional even though uncertainty exists about the timing and (or) method of settlement. Our asset retirement obligations are within our control as to timing and method as they relate to the removal of our communications towers from leased land; therefore the adoption of this interpretation did not impact our financial statements.

Effective January 1, 2006, we adopted FASB Staff Position 13-1, Accounting for Rental Costs Incurred during a Construction Period. This staff position concludes that rental costs associated with ground or building operating leases that are incurred during a construction period should be recognized as rental expense. We had already accounted for such rental costs in the manner prescribed by the staff position, so this staff position did not impact our financial statements.

In June 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This standard was adopted on January 1, 2007 and the adoption did not impact our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurement, which establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS No. 157 applies to fair-value measurements that are already required or permitted by existing standards except for measurements of share-based payments and measurements that are similar to, but not intended to be, fair value, and nullifies the Emerging Issues Task Force guidance that prohibited recognition of gains or losses at the inception of derivative transactions whose fair value is estimated by applying a model. This standard is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The potential impact to the financial statements of adoption of this standard has not been assessed.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (“SAB 108”), expressing the staff’s views regarding the process of quantifying financial statement misstatements. The staff believes registrants must quantify the impact of correcting all misstatements, including both the carryover and reversing effects of prior year misstatements on the current year financial statements. This can be accomplished by quantifying an error under two approaches, and by evaluating the error measured under each approach. Financial statements would require adjustment when either approach results in quantifying a misstatement that is material, after considering all relevant quantitative and qualitative factors. The cumulative effect of the initial application is to be reported in the carrying amounts of assets and liabilities as of the beginning of the fiscal year, and the offsetting adjustment should be made to the opening balance of retained earnings for that year. SAB 108 requires disclosure of the nature and amount of each individual error being corrected in the cumulative adjustment, and should also include when and how each error being corrected arose and the fact that the errors had previously been immaterial. SAB 108 does not require restatement of financial statements for fiscal years ending on or before November 15, 2006, if the previous approach used to quantify the impact of correcting misstatements was applied properly. We early adopted SAB 108 effective with the third quarter of 2006 with no impact to the financial statements.

4. Acquisitions

2006 Acquisitions

During 2006, we acquired 30 communications sites from 30 unrelated sellers for a total purchase price of $13.7 million, including fees and expenses. Additionally, we acquired 546 fee interests or long-term easements of land under our towers, for a total purchase price of $84.7 million, including fees and expenses.

2005 Acquisitions

Sprint Transaction

On May 26, 2005, we, Sprint and certain Sprint subsidiaries (the “Sprint Contributors”), closed on an agreement to contribute, lease and sublease communications sites from Sprint (the “Agreement to Lease”). Under the Agreement to Lease, we have agreed to lease or, if certain consents have not been obtained, operate, for a period of 32 years, 6,553 communications sites and the related towers and assets (collectively, the “Sprint Towers”) from one or more newly formed special purpose entities of Sprint (collectively, “Sprint TowerCo”), under one or more master leases for which we agreed to pay approximately $1.2 billion as prepaid rent (the “Upfront Rental Payment”), subject to certain conditions, adjustments and pro-rations (the “Sprint Transaction”) through May 25, 2006. Certain Sprint entities lease space on 6,342 of the Sprint Towers (as described below in Sprint Master Lease). We accounted for this transaction as a capital lease reflecting the substance similar to an acquisition. The transaction was funded with proceeds from the sales of common stock described in Note 12—Stockholders’ Equity and the Sprint Bridge Loan described in Note 9 – Debt.

The fair value of intangible assets acquired at the date of acquisition based on a third party appraisal consisted of $238.5 million of lease absorption value which is being amortized over its estimated useful life of 16 years, and $18.8 million of lease obligation value which is being amortized over its useful life of 19 years. Amortization for each of the next five years will total approximately $15.9 million.

Sprint has agreed to indemnify us (including our officers, directors and affiliates) for any losses related to (i) a breach of a Sprint representation, (ii) a breach of a Sprint covenant, (iii) any taxes of Sprint or Sprint TowerCo created in connection with the Agreement to Lease (other than those which we expressly assume), and (iv) the assets and liabilities of Sprint specifically excluded in the Agreement to Lease. We have agreed to indemnify Sprint (including its officers, directors and affiliates) for any losses related to (i) a breach of any of our representations, (ii) a breach of any of our covenants, and (iii) any failure by us to discharge the liabilities we assume in connection with the Sprint Transaction. We and Sprint have agreed that, subject to certain exceptions, neither party shall make any indemnity claim for any individual loss related to a breach of a representation that is less than $15,000 unless and until all indemnifiable losses, irrespective of amount, related to breaches of representations exceed $10.0 million, in the aggregate.

As part of the Sprint Agreement, Sprint agreed to refund to us a portion of the upfront rental payment if an agreed-upon portion of the Sprint Towers did not qualify as financeable sites, within one year of the closing of the Sprint Transaction. We agreed to use commercially reasonable efforts to convert Sprint Towers which did not qualify as financeable sites into financeable sites by May 26, 2006. As of May 26, 2006, less than the agreed-upon allocated purchase price value for the Sprint Towers qualified as financeable sites and we received an upfront rental payment refund of $3.1 million in July 2006. This refund was accounted for as a reduction in purchase price of the Sprint Transaction.

We have incurred integration costs totaling $0.4 million and $7.1 million related to the Sprint Transaction during the years ended December 31, 2006 and 2005.

Sprint Master Lease

At the closing of the Sprint Transaction, Sprint TowerCo entered into a Master Lease and Sublease with special purpose entities (collectively, “Lessee”) created by us (the “Master Lease”).

The term of the Master Lease will expire in 2037 and there are no contractual renewal options. Except for the Upfront Rental Payment, the Lessee will not be required to make any further payments to Sprint TowerCo for the right to lease or operate the Sprint Towers during the term of the Master Lease. The Sprint Contributors currently lease the land under substantially all of the Sprint Towers from third parties and the Lessee has assumed all of the Sprint Contributors’ obligations that arise under the Sprint Towers ground leases post-closing. Additionally, the Lessee is required to pay all costs of operating the Sprint Towers as well as an agreed-upon amount for real and personal property taxes attributable to the Sprint Towers. During the period commencing one year prior to the expiration of the Master Lease and ending 120 days prior to the expiration of the Master Lease, the Lessee will have the option to purchase all (but not less than all) of the Sprint Towers then leased for approximately $2.3 billion.

The Lessee is entitled to all revenues from the Sprint Towers leased or operated by it during the term of the Master Lease, including amounts payable under existing Sprint Tower collocation agreements with third parties. In addition, under the Master Lease, Sprint entities that are part of Sprint’s wireless division (excluding entities acquired from Nextel and prior Sprint-branded wireless affiliates) have agreed to sublease or otherwise occupy collocation space (the “Sprint Collocation Agreement”) at 6,342 of the Sprint Towers for an initial monthly collocation charge of $1,400 per tower (the “Sprint Collocation Charge”) for an initial period of ten years. The Sprint Collocation Charge increases each year, beginning January 2006, at a rate equal to the lesser of (i) 3% or (ii) the sum of 2% and the increase in the Consumer Price Index during the prior year. The Sprint monthly collocation charge increased in January 2006 to $1,442 per tower. After ten years, Sprint may terminate the Sprint Collocation Agreement at any or all Sprint Towers, provided, however, that if Sprint does not exercise its termination right prior to the end of nine years at a Sprint Tower (effective as of the end of the tenth year), the Sprint Collocation Agreement at that Sprint Tower will continue for a further five-year period. Sprint may, subsequent to the ten-year initial term, terminate the Sprint Collocation Agreement as to any or all Sprint Towers upon the 15th, 20th, 25th, or 30th anniversary of the commencement of the Master Lease.

Subject to arbitration and cure rights of the Lessee’s lender, in the event of an uncured default under a ground lease, Sprint TowerCo may terminate the Master Lease as to the applicable ground lease site. In the event of an uncured default with respect to more than 20% of the Sprint Towers during any rolling five-year period, and subject to certain other conditions, Sprint TowerCo may terminate the entire Master Lease.

Global Signal guarantees the full and timely payment, performance and observance of all of the terms, provisions, covenants and obligations of the Lessee under the Master Lease up to a maximum aggregate amount of $200.0 million.

Other Acquisitions

On April 29, 2005, we closed on an agreement to purchase 172 communications sites for $32.1 million, including fees and expenses, from ForeSite LLC. The towers are located in Alabama, Georgia, Mississippi, Louisiana, Florida, Tennessee, and South Carolina. Revenues on these towers are derived 80% from wireless telephony tenants and 18% from public utility tenants. The fair value of intangible assets acquired at the date of the acquisition based on a third party appraisal consisted of $3.5 million of lease absorption value and $0.3 million of lease origination value, each of which is being amortized over their useful life of 28 years. Amortization for each of the next five years will total approximately $0.1 million. This transaction was funded from our site acquisition reserve account established as part of our December 2004 mortgage loan and from borrowings under the acquisition credit facility (see Note 9 – Debt).

On March 21, 2005, we entered into an agreement to purchase 169 communications sites for approximately $55.1 million, including fees and expenses, from Triton PCS Holdings, Inc. On June 30, 2005, we closed on 157 of the 169 total sites contracted, for $50.4 million, and on July 28, 2005, we closed on another three sites for $1.4 million. The closed transactions were funded from an escrow deposit and borrowings under the acquisition credit facility (see Note 9 – Debt). The towers are primarily located in the Charlotte, Raleigh and Greensboro markets of North Carolina, with additional sites located in other regions of North Carolina and in South Carolina and Georgia. Substantially all of the revenues on these towers are derived from wireless telephony tenants. As part of the transaction, Global Signal and Triton entered into a 10-year master lease agreement, with three 5-year lease renewal options, whereby Triton will pay us an initial monthly rate of $1,850 for each of the towers. Additionally, we obtained an exclusive option to acquire an additional 70 existing towers owned by Triton and an option to acquire all new towers constructed by Triton during a one-year period after closing. We exercised the option with respect to seven towers, which we acquired for $1.7 million, including fees and expenses. The fair value of intangible assets acquired at the date of the acquisition based on a third party appraisal consisted of $11.0 million of lease absorption value which is being amortized over its useful life of 17 years, and $0.7 million of lease origination value which is being amortized over its useful life of 20 years. Amortization for each of the next five years will total approximately $0.7 million.

In addition to communications sites acquired from Sprint, ForeSite and Triton, we also acquired 217 communications sites in unrelated transactions during 2005 for $102.9 million, including fees and expenses, which were primarily funded from our site acquisition reserve established from our December 2004 mortgage loan and from borrowings under the acquisition credit facility (see Note 9 – Debt). These towers are located primarily in the eastern, midwestern and southeastern United States and generate substantially all of their revenues from wireless telephony tenants or investment grade tenants. During 2005, we also acquired 168 parcels of land in fee interest or under permanent or long-term easements, which we had previously leased from the sellers thereof, for a total purchase price of $21.8 million, including fees and expenses.

During 2004, we acquired 862 communications sites from 48 unrelated sellers. Of the acquired communications sites, 648 were acquired as acquisitions of assets for a total purchase price of $294.0 million, including fees and expenses. The fair value of intangible assets acquired at the date of the acquisition based on a third party appraisal consisted of $18.4 million of lease absorption value and $0.7 million of lease origination value, each of which is being amortized over their useful life of 19 years, and $4.5 million of leasehold interests which is being amortized over its useful life of 14 years. Amortization for each of the next five years will total approximately $1.4 million. We also acquired 214 communications sites as part of a business combination described below for $64.8 million, including fees and expenses. Additionally, we acquired 75 fee interests or long-term easements of land under towers where we previously held a leasehold interest, for a total purchase price of $7.5 million, including fees and expenses. Prior to December 7, 2004, the acquisitions were funded through borrowings under our credit facility and a portion of the net proceeds from our initial public offering. After December 7, 2004, the date of our December 2004 mortgage loan, the acquisitions were funded with cash from the site acquisition reserve account established as part of the December 2004 mortgage loan.

On September 23, 2003, a majority of our stockholders formed a new company, Pinnacle Towers Acquisitions Holdings LLC (‘‘Pinnacle Acquisitions'') then known as Pinnacle Towers Acquisitions Inc. with an initial capitalization of $20,000 in cash. This entity had no operations until December 4, 2003, when its subsidiary, Pinnacle Towers Acquisitions LLC, acquired a portfolio of 67 tower sites primarily located in the southeastern United States. Pinnacle Acquisitions paid the seller $26.3 million in cash, and incurred $1.0 million in deal costs. Pinnacle Acquisitions financed this purchase using borrowings under a $100.0 million credit facility. On February 6, 2004, we acquired the common stock of Pinnacle Acquisitions for approximately $21,000 and the assumption of Pinnacle Acquisitions' outstanding debt of $28.0 million under the credit facility. Because over 99% of the stockholders of Global Signal were also stockholders in Pinnacle Acquisitions, in the same proportions, this acquisition was a business combination among ‘‘entities under common control" and we have accounted for it in a manner similar to a pooling of interests. As a result, we have included the results of operations and balance sheet of Pinnacle Acquisitions in our financial statements beginning September 23, 2003.

Business Combinations

On November 11, 2004, we completed the acquisition of all of the membership interests of GoldenState Towers LLC ("GoldenState") for an aggregate cash purchase price of $64.8 million, including fees and expenses. This acquisition was accounted for as a business combination, using the purchase method of accounting, and the results of GoldenState's operations were included in the consolidated financial statements as of the date of acquisition. GoldenState owns or operates 214 wireless communication towers that derive substantially all of their revenues from wireless telephony tenants and are located primarily in California, Oregon, Idaho, Washington, Nevada and Arizona. The acquisition was partially funded from cash previously deposited in escrow and the balance with borrowings under a credit facility that was refinanced by the December 2004 mortgage loan.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition based on a third party appraisal (in thousands):

Tower assets	$38,485
Intangible assets	15,810
Goodwill	10,610
Asset retirement obligation	(139)

Net assets	$64,766

Intangible assets consist of $15.3 million of lease absorption value, $0.4 million of lease origination value and $0.1 million of leasehold interests, each of which is being amortized over their estimated lives of 21 years. Amortization for each of the next five years will total approximately $0.8 million per year.

Unaudited pro forma financial information is not presented because the annual revenues of GoldenState are less than 5% of our consolidated 2004 revenues and hence the impact of the acquisition was not material.

In June 2004, we acquired the remaining 9% minority interest in Pinnacle Towers Limited, our United Kingdom subsidiary, for approximately $1.2 million including fees and expenses. We funded the acquisition of the minority interest with a portion of the net proceeds from our initial public offering.

5. Discontinued Operations

As a part of our ongoing operational reviews, we make decisions to divest under-performing towers or other communications sites. The operations related to each of these assets were sold or liquidated by us except for 78, 213 and 45 under-performing sites at December 31, 2006, 2005 and 2004, respectively. As of December 31, 2006 all 78 of these sites are included in continuing operations and classified as held for use.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we classified the operating results of sold or liquidated sites as discontinued operations in the accompanying condensed consolidated financial statements as of December 31, 2006 and the prior years have been reclassified to conform to the current year’s presentation with respect to these sites. During 2006, 2005 and 2004, we recorded impairment charges in discontinued operations of less than $0.1 million, $0.6 million and $0.4 million, respectively, on our underperforming sites. Under-performing assets held for sale of $0.1 million and $0.8 million are included in fixed assets, net in the consolidated balance sheets as of December 31, 2006 and 2005, respectively.

Results of operations for discontinued assets for the years ended December 31, 2006, 2005 and 2004 are as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Revenues	$1,221	$2,259	$4,144
Cost of revenues (excluding impairment losses, depreciation, amortization and accretion expense)	(1,483)	(2,203)	3,624

Gross Margin	(262)	56	520
Other expenses:
Selling, general and administrative	—	—	1
Depreciation, amortization and accretion	204	391	233
Impairment loss on assets held for sale	35	580	392

	239	971	626

Operating loss from discontinued operations	(501)	(915)	(106)
Other income (loss), net	—	—	—

Loss before income tax benefit (expense)	(501)	(915)	(106)
Income tax benefit (expense)	—	—	—

Loss from discontinued operations, net of income taxes before gain on sale of properties	(501)	(915)	(106)
Gain (loss) on sale of properties	(350)	100	490

Income (loss) from discontinued operations, net of income taxes	$(851)	$(815)	$384

6. Fixed Assets and Prepaid Land Easements

Fixed assets and prepaid land easements consist of the following (in thousands):

	Estimated Useful Lives in Years	December 31, 2006	December 31, 2005
Communications related:
Communications tower assets	11-20	$1,770,016	$1,755,597
Communications site prepaid land easements	37-99	117,901	28,848
Communications site equipment	12	20,184	12,959
Buildings	15-40	1,551	3,074
Land	n/a	34,878	38,925
Construction in progress	n/a	5,629	2,736

Total communications related		1,950,159	1,842,139
Other:
Vehicles	3	1,658	1,927
Furniture, fixtures and other office equipment	5-8	4,187	4,025
Data processing equipment and software	3-5	11,672	8,581

Total fixed assets		1,967,676	1,856,672
Accumulated depreciation		(310,821)	(174,917)

Fixed assets, net		$1,656,855	$1,681,755

Unamortized computer software cost at December 31, 2006 and 2005 was $4.2 million and $3.8 million, respectively. Depreciation expense for the years ended December 31, 2006, 2005 and 2004 included $2.3 million, $1.1 million and $0.7 million, respectively for computer software amortization. As a result of the Merger with Crown Castle, certain software upgrade project costs under development were written off (see Note 17 – Subsequent Events).

7. Intangible Assets

Intangible assets consist of goodwill, lease absorption value, leasehold interests and lease origination value. The intangible assets, other than goodwill, are being amortized over estimated useful lives ranging from 4 to 28 years, with estimated future amortization as follows as of December 31, 2006 (in thousands):

Year Ending December 31,
2007	$31,166
2008	30,255
2009	29,485
2010	28,820
2011	28,197
2012 and thereafter	244,208

$392,131

8. Accrued Expenses

Accrued expenses consist of the following (in thousands):

	December 31,
	2006	2005
Interest	$8,553	$7,199
Payroll and related taxes	5,547	3,491
Taxes other than payroll and income taxes	3,439	3,306
Other	9,802	8,270

	$27,341	$22,266

9. Debt

Our outstanding debt as of December 31, 2006 and 2005 consists of the following (in thousands):

	December 31,
	2006	2005
February 2004 mortgage loan, weighted average interest rate of approximately 5.0%, secured by first priority mortgage liens on substantially all tangible assets of Pinnacle Towers LLC and its subsidiaries, monthly principal and interest installments of approximately $2.4 million beginning March 2004. Contractual maturity date of January 2029, anticipated maturity date of January 2009 (repaid in full with a portion of the net proceeds from the February 2006 mortgage loan)	$—	$404,087

December 2004 mortgage loan, weighted average interest rate of approximately 4.7%, secured by first priority mortgage liens on substantially all tangible assets of Pinnacle Towers Acquisition LLC and its subsidiaries, monthly interest-only installments beginning January 2005, contractual maturity date of December 2009	293,825	293,825

February 2006 mortgage loan, weighted average interest rate of approximately 5.7%, secured by first priority mortgage liens on substantially all tangible assets of Pinnacle Towers LLC and its subsidiaries, Global Signal Acquisitions LLC (“GSA”) and Global Signal Acquisitions II LLC (“GSA II”), monthly interest-only installments beginning March 2006, contractual maturity date of February 2011	1,550,000	—

Sprint bridge loan, interest at LIBOR plus 1.50% (5.8% at December 31, 2005), secured by our ownership interests in GSA II, and in GSA II’s leasehold and subleasehold interests in the Sprint Towers, and an assignment of leases and rent. Interest installments due monthly and a contractual maturity date of May 25, 2006, before extension options (repaid in full with a portion of the net proceeds from the February 2006 mortgage loan)	—	850,000

$200.0 million acquisition credit facility, interest at LIBOR plus 2.0% (6.4% at December 31, 2005), secured by the acquired tower assets through a pledge of Global Signal OP’s equity interest in GSA. Interest installments due monthly and a contractual maturity date of April 24, 2006 (repaid in full with a portion of the net proceeds from the February 2006 mortgage loan)	—	144,725

Capital lease obligations, interest rate fixed at a weighted average rate of 9.3%, secured by the underlying capital assets, with monthly principal and interest installments beginning April 2004 and continuing through July 2010	371	959

Revolving credit facility interest at a variable rate of LIBOR plus 3.0% or the lender’s base rate plus 2.0%, secured by a pledge of Global Signal OP’s assets, maturity date of December 2006 (Credit facility was terminated in August 2006)	—	—

	1,844,196	1,693,596
Less: Current portion of long-term debt	(309)	(538)

	$1,843,887	$1,693,058

As noted in the table above, the February 2004 mortgage loan, the Sprint bridge loan and the $200.0 million acquisition credit facility were repaid in full with a portion of the net proceeds from the February 2006 mortgage loan described below. In accordance with SFAS No. 6 Classification of Short-Term Obligations Expected to be Refinanced, we reclassified the current portion of debt at December 31, 2005 under these three loans to long-term.

The following table shows the maturities of long-term debt for the five years after December 31, 2006 (in thousands):

Year ending December 31,
2007………………………………………………….	$309
2008………………………………………………….	34
2009………………………………………………….	293,843
2010………………………………………………….	10
2011………………………………………………….	1,550,000

$1,844,196

The February 2006 Mortgage Loan

On February 28, 2006, three of our wholly owned special purpose entities, Global Signal Acquisitions II LLC, Global Signal Acquisitions LLC and Pinnacle Towers LLC (and its 13 subsidiaries), borrowed a total of $1.55 billion under a mortgage loan made payable to a newly formed trust, Global Signal Trust III (“February 2006 mortgage loan”), that issued $1.55 billion in fixed-rate commercial mortgage pass-through certificates to provide fixed-rate financing for the assets leased in May 2005 from Sprint Corporation, the communications sites originally financed with the February 2004 mortgage loan, and for other communications sites acquired from April 2005 to January 2006. We have continued to consolidate our subsidiaries, but have not consolidated Global Signal Trust III in our financial statements. The proceeds of the February 2006 mortgage loan were used to repay the $850.0 million Sprint bridge loan, to repay $402.7 million (the total then-outstanding borrowings under the February 2004 mortgage loan), to repay $151.8 million (the total then-outstanding borrowings under the acquisition credit facility) and to provide $145.5 million of funds for working capital and general corporate purposes, including payment of fees and expenses of the offering and potential future acquisitions. The borrowers and their direct parent, Global Signal Holdings V LLC, are separate legal entities from Global Signal Inc., with their own assets, which are not available to satisfy the debts and other obligations of Global Signal Inc. or any of its other affiliates.

The principal amount of the February 2006 mortgage loan is divided into seven tranches, each having a different level of seniority. Interest accrues on the February 2006 mortgage loan at a weighted average interest rate of approximately 5.7%. The effective interest rate on the February 2006 mortgage loan, including the benefit from terminating the 2005 interest rate swaps which qualified for hedge accounting and the amortization of deferred debt issuance costs, is approximately 5.5%. The February 2006 mortgage loan requires monthly payments of interest until its repayment date in February 2011. The February 2006 mortgage loan is secured by, among other things, (1) mortgage liens on the borrowers’ interests (fee, leasehold or easement) in over 80% of their communications sites, (2) a security interest in substantially all of the borrowers’ personal property and fixtures, and (3) a pledge of the capital stock (or equivalent equity interests) of each of the borrowers (including a pledge of the capital stock of Pinnacle Towers LLC, Global Signal Acquisitions LLC and Global Signal Acquisitions II LLC from its direct parent, Global Signal Holdings V LLC).

On a monthly basis, the excess cash flows from the securitized entities, after the payment of principal, interest, reserves and expenses, are distributed to us. If the debt service coverage ratio (“DSCR”), defined in the February 2006 mortgage loan as the net cash flow for the sites for the immediately preceding twelve calendar month period divided by the amount of interest that we will be required to pay over the succeeding twelve months on the February 2006 mortgage loan, as of the end of any calendar quarter falls to 1.35 times or lower, then all excess cash flow will be deposited into a reserve account instead of being released to us. The funds in the reserve account will not be released to us until the DSCR exceeds 1.35 times for two consecutive calendar quarters. If the DSCR falls below 1.20 times as of the end of any calendar quarter, then all funds on deposit in the reserve account along with future excess cash flows will be applied to prepay the February 2006 mortgage loan with applicable prepayment penalties.

We may not prepay the February 2006 mortgage loan in whole or in part at any time prior to February 28, 2008, the second anniversary of the closing date, except in limited circumstances (such as the occurrence of certain casualty and condemnation events relating to the communications sites securing the February 2006 mortgage loan). Thereafter, prepayment is permitted provided it is accompanied by any applicable prepayment consideration. If the prepayment occurs within three months of the February 2011 monthly payment date, no prepayment consideration is due.

The February 2006 mortgage loan documents include covenants customary for mortgage loans subject to rated securitizations. Among other things, the borrowers are prohibited from incurring additional indebtedness or further encumbering their assets.

The December 2004 Mortgage Loan

On December 7, 2004, our subsidiary Pinnacle Towers Acquisition Holdings LLC and five of its direct and indirect subsidiaries issued a $293.8 million mortgage loan to a newly formed trust, Global Signal Trust II (the “December 2004 mortgage loan”). Global Signal Trust II (“Trust II”) then issued an identical amount of commercial mortgage pass-through certificates in a private transaction. We have continued to consolidate our subsidiaries, but have not consolidated Trust II in our financial statements. The net proceeds of the December 2004 mortgage loan were used primarily to repay the $181.7 million of then-outstanding borrowings under our credit facility and to partially fund a $120.7 million site acquisition reserve account which was used to acquire additional qualifying wireless communications sites over the six-month period following the December 2004 closing. The borrowers and their direct parent, Global Signal Holdings III LLC, are separate legal entities from Global Signal Inc., with their own assets, which are not available to satisfy the debts and other obligations of Global Signal Inc. or any of its other affiliates.

The principal amount of the December 2004 mortgage loan is divided into seven tranches, each having a different level of seniority. Interest accrues on each tranche at a fixed rate per annum. The weighted average interest rate on the various tranches is approximately 4.7%. The December 2004 mortgage loan requires monthly payments of interest until its maturity in December 2009 when the unpaid principal balance will be due. The December 2004 mortgage loan is secured by, among other things, (1) mortgage liens on the borrowers’ interests (fee, leasehold or easement) in substantially all of their communications sites, (2) a security interest in substantially all of the borrowers’ personal property and fixtures, and (3) a pledge of the capital stock (or equivalent equity interests) of each of the borrowers (including a pledge of the capital stock of Pinnacle Towers Acquisition Holdings LLC from its direct parent, Global Signal Holdings III LLC).

On a monthly basis, the excess cash flows from the securitized entities, after the payment of principal, interest, reserves and expenses, are distributed to us. If the DSCR defined in the December 2004 mortgage loan as the net cash flow for the sites for the immediately preceding twelve calendar month period divided by the amount of interest that we will be required to pay over the succeeding twelve months on the December 2004 mortgage loan, as of the end of any calendar quarter falls to 1.30 times or lower, then all excess cash flow will be deposited into a reserve account instead of being released to us. The funds in the reserve account will not be released to us until the DSCR exceeds 1.30 times for two consecutive calendar quarters. If the DSCR falls below 1.15 times as of the end of any calendar quarter, then all funds on deposit in the reserve account along with future excess cash flows will be applied to prepay the December 2004 mortgage loan.

We may not prepay the December 2004 mortgage loan in whole or in part at any time prior to December 7, 2006, the second anniversary of the closing date, except in limited circumstances (such as the occurrence of certain casualty and condemnation events relating to the communications sites securing the December 2004 mortgage loan). Thereafter, prepayment is permitted provided it is accompanied by any applicable prepayment consideration. If the prepayment occurs within three months of the December 2009 monthly payment date, no prepayment consideration is due.

The December 2004 mortgage loan documents include covenants customary for mortgage loans subject to rated securitizations. Among other things, the borrowers are prohibited from incurring additional indebtedness or further encumbering their assets.

The February 2004 Mortgage Loan

On February 5, 2004, one of our subsidiaries, Pinnacle Towers LLC and thirteen of its direct and indirect subsidiaries, issued a $418.0 million mortgage loan to a newly formed trust, Global Signal Trust I (“February 2004 mortgage loan”). On February 28, 2006, a portion of the net proceeds from the February 2006 mortgage loan was used to repay the February 2004 mortgage loan in full. A prepayment penalty of $7.0 million was paid and recognized in the first quarter of 2006 as loss on early extinguishment of debt. In addition, unamortized deferred debt issuance costs of $9.5 million and accumulated other comprehensive loss of $3.4 million related to the elimination of the portion for interest rate swaps related to the February 2004 mortgage loan, respectively, were expensed in 2006 as loss on early extinguishment of debt and loss on derivative instruments, respectively.

Sprint Bridge Loan

At the closing of the Sprint Transaction in May 2005, we executed an $850.0 million bridge loan financing with Morgan Stanley Asset Funding Inc. and Bank of America, N.A. (“Sprint bridge loan”) The borrower was a newly created entity, Global Signal Acquisitions II LLC, under our indirect control, which owned 100% of our interest in the Sprint Towers. On February 28, 2006, a portion of the net proceeds from the February 2006 mortgage loan was used to repay the Sprint bridge loan in full. Unamortized deferred debt issuance costs of $1.0 million related to the Sprint bridge loan were expensed in 2006 as loss on early extinguishment of debt.

Acquisition Credit Facility

On April 25, 2005, our wholly owned subsidiary, Global Signal Acquisitions LLC, entered into a 364-day $200.0 million credit facility with Morgan Stanley Asset Funding Inc. and Bank of America, N.A. to provide funding for the acquisition of additional communications sites. On February 28, 2006, a portion of the net proceeds from the February 2006 mortgage loan was used to repay in full and terminate the acquisition credit facility. Unamortized deferred debt issuance costs of $0.2 million related to the acquisition credit facility were expensed in 2006 as loss on early extinguishment of debt.

Revolving Credit Facility

On December 1, 2005, Global Signal OP extended the maturity of its existing 364-day $15.0 million revolving credit facility until December 1, 2006 pursuant to a revolving credit agreement with Morgan Stanley Asset Funding Inc. and Bank of America, N.A. to provide funding for working capital and other corporate purposes. At December 31, 2005, there was no balance outstanding under the revolving credit facility, and effective August 17, 2006, the revolving credit facility was terminated.

10. Interest Rate Swap Agreements

The following summarizes our interest rate swap activity from 2004 to 2006. At the time of entering into these swaps which related to forecasted transactions, we had documentation to support their treatment under hedge accounting, as cash flow hedges. Thereafter, we evaluated the forecasted transactions as to continued probability and also tested for effectiveness. We expect $6.8 million of accumulated other comprehensive income to be amortized to interest expense in 2007.

2005 Interest Rate Swaps

On January 11, 2005, in anticipation of the issuance of interim bridge financing and later a third mortgage loan to finance the acquisition of additional communications sites we expected to acquire during 2005, we entered into six forward-starting interest rate swap agreements with Morgan Stanley as counterparty to hedge the variability of future interest rates on our anticipated mortgage financing. On July and August 2005, we determined that the forecasted transaction underlying four of the January swaps were no longer probable as originally forecast and therefore we ceased hedge accounting prospectively, and recognized subsequent changes in fair value of the swap in the income statement. On August 31, 2005, all amounts related to these four swaps previously recorded in accumulated other comprehensive income (loss) were recognized in the income statement and subsequent changes in the value of the swaps were also recognized in the income statement, resulting in $2.3 million being recorded as gain on derivative instruments for 2005. Concurrent with the pricing of our February 2006 mortgage loan, we terminated our six interest rate swaps and received a payment, excluding accrued interest, of $8.1 million, of which $4.3 million had been recorded as accumulated other comprehensive income and is being amortized as a reduction of interest expense on the February 2006 mortgage loan using the effective interest method over five years, the life of the February 2006 mortgage loan. For the year ended December 31, 2006, amortization of accumulated other comprehensive income of $0.8 million was recorded as an offset to interest expense.

On February 2, 2005 and March 21, 2005, in connection with the Sprint Transaction, we entered into ten forward-starting interest rate swap agreements with Bank of America, N.A. as counterparty, in anticipation of securing $850.0 million of bridge financing, which was expected to be replaced by a mortgage loan, for a total notional value of $850.0 million. A portion of these swaps was ineffective resulting in $1.1 million being recorded as gain on derivative instruments for 2005. Concurrent with the pricing of our February 2006 mortgage loan, we terminated our ten interest rate swaps and received a payment, excluding accrued interest, of $25.8 million, which has been recorded as accumulated other comprehensive income and which is being amortized as a reduction of interest expense on the February 2006 mortgage loan using the effective interest method over five years, the life of the February 2006 mortgage loan. For the year ended December 31, 2006, amortization of accumulated other comprehensive income of $4.8 million was recorded as an offset to interest expense.

2004 Interest Rate Swaps

On March 26, 2004, in anticipation of a future financing, we entered into four forward-starting interest rate swaps with Morgan Stanley as counterparty to hedge the variability of future interest rates on the financing. On August 27, 2004, in anticipation of a future financing, we entered into two additional forward-starting interest rate swaps with Morgan Stanley as counterparty to hedge the variability of future interest rates on the financing.

Concurrent with the pricing of the December 2004 mortgage loan, we terminated our six interest rate swaps and received a net payment of $2.0 million which was recorded as part of accumulated other comprehensive income and is being amortized as a reduction of interest expense using the effective interest method over five years, the life of the December 2004 mortgage loan. Because the total notional value of the six interest rate swaps exceeded the $293.8 million principal amount of the December 2004 mortgage loan, one of the swaps was no longer effective and we expensed approximately $40,000 as additional interest expense, related to the fair market value of one of our August 2004 swaps, during the fourth quarter for 2004. The effective interest rate on the December 2004 mortgage loan, including the proceeds from terminating the interest rate swaps and the amortization of deferred debt issuance costs, is approximately 5.0%. For the years ended December 31, 2006 and 2005, amortization of accumulated other comprehensive income of $0.4 million and $0.4 million, respectively, was recorded as an offset to interest expense.

2003 Interest Rate Swap

On December 11, 2003, in anticipation of the issuance of the February 2004 mortgage loan, we entered into a forward-starting interest rate swap agreement (the “December 2003 swap”) with Morgan Stanley as the counterparty to hedge the variability of future interest payments under the anticipated February 2004 mortgage loan. The December 2003 swap was terminated in connection with the issuance of the February 2004 mortgage loan on February 5, 2004 at a cost of $6.2 million which was recorded as part of accumulated other comprehensive loss and was being amortized as interest expense using the effective interest method over five years, the expected life of the February 2004 mortgage loan. The effective interest rate on the February 2004 mortgage loan, including the cost of terminating the interest rate swap and the amortization of deferred debt issuance costs, was approximately 6.0%. For the years ended December 31, 2006, 2005 and 2004, amortization of accumulated other comprehensive loss of $0.2 million, $1.3 million and $1.2 million, respectively, was recorded as interest expense. On February 28, 2006, the February 2004 mortgage loan was repaid in full from a portion of the net proceeds from the February 2006 mortgage loan (see Note 9 – Debt), and the remaining $3.4 million of unamortized accumulated other comprehensive loss related to the 2003 interest rate swap was recorded in 2006 as loss on derivative instruments.

11. Commitments and Contingencies

Tenant Leases

As lessors, we are due to receive cash rental payments from customers of communications sites under non-cancelable lease agreements in effect as of December 31, 2006, as follows (in thousands):

Year Ending December 31,	Cash Rental Payments from Tenants
2007	$348,262
2008	304,103
2009	253,334
2010	189,867
2011	142,412
2012 and thereafter	504,223

Total	$1,742,201

Generally, our tenant leases provide for annual escalations and multiple renewal periods, at the tenant’s option. Leases with fixed-rate escalation clauses, or those that have no escalation, have been included above based on the contractual tenant lease amounts. Leases that escalate based upon non-fixed rates, such as the Consumer Price Index, are included above at the current contractual rate over the remaining term of the lease. The tenant rental payments included in the table above do not assume exercise of tenant renewal options.

Operating Leases

As lessees, we are obligated under non-cancelable operating leases for office space, equipment, and ground space under communications towers and at other sites, as well as space on communications towers that expire at various times through 2099. The majority of the ground, tower and other site leases have multiple renewal options, which range up to 25 years each. For the ground leases associated with the Sprint Transaction, we have an obligation to Sprint to renew the ground lease through the final term and to use commercial efforts to extend these leases at the end of the final lease term. The ground, tower and other lease agreements for managed sites generally require either a minimum fixed lease payment or a contingent payment based on revenues or the gross margin at a site with some of the sites requiring both a fixed payment and a contingent payment based on revenues or gross margin. Certain of the ground and managed site leases have purchase options at the end of the original lease term.

Our future minimum cash lease payment commitments under these leases at December 31, 2006, are as follows (in thousands):

Year Ending December 31,	Minimum Lease Payments
2007	$78,304
2008	62,930
2009	51,419
2010	38,330
2011	17,486
2012 and thereafter	66,010

Total minimum lease payments	$314,479

Many of our lease agreements contain escalation clauses that are typically based on either a fixed percentage rate or the change in the Consumer Price Index. For leases with escalation clauses based on a fixed percentage rate, rental expenses are recognized in our statements of operations on a straight-line basis over the initial term of the lease plus the future optional renewal periods where there is a reasonable assurance that the lease will be renewed based on our evaluation at the inception of the lease or at our assumption of the lease due to our acquisition of the related tower asset. Total rent expense related to continuing operations under non-cancelable operating leases was $166.7 million, $114.7 million and $35.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

The components of minimum and contingent rental expense from continuing operations for the years ended December 31, 2006, 2005 and 2004 are as follows (in thousands):

Year Ended December 31,	Minimum Rental Expense	Contingent Rental Expense	Total
2006	$111,588	$55,083	$166,671
2005	$72,667	$42,009	$114,676
2004	$19,467	$15,524	$34,991

Under the Sprint Transaction, we have an obligation to pay Sprint $2,095 per site for 2007 (which increases by 3% each successive year) as a reimbursement to Sprint of property taxes Sprint will pay on those sites. The future payments to Sprint under this agreement are as follows (in thousands):

Year Ending December 31,	Payments
2007	$13,670
2008	14,043
2009	14,422
2010	14,809
2011	15,234
2012 and thereafter	229,018

Total payments	$301,196

Employment and Retention Agreements

We have agreements with all employees of the Company that grant these employees the right to either a severance payment or a retention bonus as a result of the merger with Crown Castle. In January 2007 we paid out $1.3 million of severance and retention bonuses. If the remaining employees meet certain criteria additional payments will be made in the second quarter of 2007. As of March 1, 2007 the maximum amount of these remaining payments is approximately $6.7 million. As of December 31, 2006 none of these amounts were accrued.

Purchase Commitments

As of December 31, 2006, we had a signed master services agreement with Stratos VSAT, Inc. that requires us to purchase approximately $4.4 million in satellite data monitoring equipment. As of December 31, 2006, we had purchased $3.2 million of equipment under this commitment. As of December 31, 2006, we also had outstanding purchase agreements to acquire 4 communications sites from various sellers for a total estimated purchase price of $4.1 million, including estimated fees and expenses, and 211 land parcels for $32.7 million, including estimated fees and expenses. As of December 31, 2006, we also had non-binding letters of intent to purchase 22 additional communications sites for approximately $16.9 million, including estimated fees and expenses.

Earn Outs

A number of our asset purchase agreements provide for additional monies to be paid to the sellers based on future lease commencements during a limited period after the acquisition is completed, generally one year or less. The aggregate amount of these contingent purchase prices is not expected to be material for the acquisitions we have closed through December 31, 2006. As of December 31, 2006, we had no accruals for any such additional acquisition payments. The maximum additional contingent payments on closed acquisitions were $0.7 million at December 31, 2006.

Legal Matters

We are involved in litigation incidental to the conduct of our business. We believe that none of such pending litigation, or unasserted claims of which we have knowledge, will have a material adverse effect on our business, financial condition, results of operations or liquidity.

12. Stockholders’ Equity

Stock Split

On February 11, 2004, the board of directors approved a 2-for-1 stock split. All shares of common stock and per share of common stock amounts have been retroactively restated.

Changes in Authorized Shares

On February 11, 2004, the stockholders approved an increase in the number of authorized shares to 20,000,000 shares of preferred stock and 100,000,000 shares of common stock, and on May 11, 2004, approved an increase in the number of authorized shares to 150,000,000 shares of common stock.

Initial Public Offering

On June 2, 2004, we completed our initial public offering through the issuance of 8,050,000 shares of our common stock at $18.00 per common share. We received net cash proceeds of $131.2 million after expenses, underwriters' discounts and commissions. Additional non-cash offering costs included $1.9 million representing the fair value of stock options issued to Fortress and Greenhill in connection with the initial public offering. See “Other Stock Options” below.

May 2005 Offering

On May 9, 2005, we sold 6,325,000 shares of our common stock, inclusive of the underwriters’ over allotment option, at an offering price to the public of $30.70 per share, and generated proceeds of $183.4 million for us, net of underwriters’ commissions, discounts and estimated offering costs. We used a portion of the net proceeds to repay $55.0 million of outstanding borrowings on the term loans under our Revolving Credit Agreement. In addition, we used approximately $82.0 million to finance a portion of the Upfront Rental Payment paid in connection with the Sprint Transaction and the remaining $46.4 million was used for working capital and other general corporate purposes.

Investment Agreement

On February 14, 2005, in connection with the execution of the Sprint Transaction, we entered into an investment agreement (the “Investment Agreement”) with (a) Fortress Investment Fund II LLC, a Delaware limited liability company (“FIF II”), an affiliate of Fortress; (b) various affiliates of our third largest stockholder, Abrams; and (c) various affiliates of Greenhill, our second largest stockholder. Greenhill, with FIF II and Abrams are referred to as the “Investors”, and each individually as an “Investor”.

Under the Investment Agreement, the Investors committed to purchase, at the closing of the Sprint Transaction, up to $500.0 million of our common stock, at a price of $25.50 per share. Under the provisions of the Investor Agreement, the commitment was automatically reduced by $250.0 million to $250.0 million by (1) the $183.4 million of net proceeds we received from the May 2005 offering of our common stock, and (2) $100.0 million, the amount of borrowings in excess of $750.0 million outstanding under our $850.0 million bridge loan at the closing of the Sprint Transaction (see Note 9 – Debt), provided that the Investors’ aggregate commitment could not be reduced below $250.0 million.

In connection with the Investment Agreement, the Investors agreed to issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investors a number of shares of common stock having a value equal to the difference between the total consideration paid by the Investors for the common stock at the closing of the Sprint Transaction and $250.0 million. As discussed above, the Investors’ aggregate commitment was reduced to $250.0 million. On May 26, 2005, we sold the Investors $250.0 million of our common stock in conjunction with the closing of the Sprint Transaction. Since the forward contracts under the Investment Agreement were either fulfilled or expired, the $24.3 million attributable to these equity derivatives at March 31, 2005, were reclassified to additional paid-in capital at June 30, 2005.

Dividends

We paid cash dividends related to the years ended December 31, 2006, 2005 and 2004 as set out in the table below:

Dividend Period	Pay Date	Dividend per Share ($)	Total Dividend ($ million)	Amount of Dividend Accounted for as Return of Stockholders’ Capital ($ million)
July 1 – September 30, 2006	October 19, 2006	0.5250	36.9	36.8
April 1 – June 30, 2006	July 20, 2006	0.5250	36.9	36.9
January 1 – March 31, 2006	April 20, 2006	0.5250	36.6	36.6
October 1 – December 31, 2005	January 19, 2006	0.5000	34.7	34.7
July 1 – September 30, 2005	October 12, 2005	0.5000	34.3	34.3
April 1 – June 30, 2005	July 21, 2005	0.4500	30.8	30.8
January 1 – March 31, 2005	April 21, 2005	0.4000	20.9	17.0
October 1 – December 31, 2004	January 20, 2005	0.4000	20.9	16.4
July 1 – September 31, 2004	October 20, 2004	0.3750	19.1	16.3
June 1 – June 30, 2004	July 20, 2004	0.1030	5.2	5.2
April 1 – May 31, 2004	June 14, 2004	0.2095	8.8	8.8
January 1 – March 31, 2004	April 22, 2004	0.3125	13.1	13.1
October 1 – December 31, 2003	February 5, 2004	0.3125	12.8	0.6
One-time special distribution	February 5, 2004	3.4680	142.2	142.2

On February 5, 2004, our board of directors declared and paid a non-recurring special distribution of $142.2 million to our stockholders, which represented a return of capital. The board of directors determined that it was in the best interests of our stockholders to utilize the excess cash available from the net proceeds of the February 2004 mortgage loan to make a distribution representing a return of capital to stockholders.

Stock-Based Compensation

Prior to our January 1, 2006 adoption of SFAS No. 123(R), we accounted for stock option and restricted stock grants to employees and stock grants to directors using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under APB No. 25, no compensation costs were recognized relating to the stock option grants to employees if the exercise price of the options awarded was equal to or greater than the fair value of the common stock on the dates of grant. We used and will continue to use under SFAS No. 123(R) the accelerated method to recognize compensation expense of our equity-based awards with graded vesting. For restricted stock grants under APB No. 25, the unamortized portion of the related compensation expense was recorded as deferred stock –based compensation expense, a contra account within stockholders’ equity. In connection with the adoption of SFAS No. 123(R), we reclassified $1.1 million of deferred stock-based compensation expense, which relates entirely to unvested restricted stock, to additional paid-in capital as of January 1, 2006. Prior to adopting SFAS No. 123(R) as part of a restructuring of compensation, we amended a former officer’s option agreement to cancel options relating to 35,875 shares with an exercise price of $8.53 per share and options relating to 107,625 shares with an exercise price of $18.00 per share, and accelerated vesting of options relating to 46,125 shares with an exercise price of $8.53 per share and options relating to 138,375 shares with an exercise price of $18.00 per share. Prior to the adoption of SFAS No. 123(R), we accounted for forfeitures at the time they occurred. Under SFAS No. 123(R), we estimate forfeitures each quarter.

Stock Incentive Plan

The Global Signal Inc. Omnibus Stock Incentive Plan (the “Plan”) became effective November 1, 2002, and was amended on December 21, 2005. The Plan provides for awards consisting of stock options, restricted stock grants or deferred stock awards (‘‘Awards”) to employees, non-employee directors, and other persons who perform services for us. The Plan is administered by the board of directors or, at the board of directors’ sole discretion, by a committee consisting solely of persons who are non-employee directors and outside directors (the ‘‘Committee”).

On February 11, 2004, the stockholders approved an increase of 2,000,000 shares in the shares available under the Plan and as of January 1, 2005, subsequent annual increases of the lesser of 1,000,000 shares or 2% of the then-outstanding number of shares of common stock on the last day of the immediately preceding fiscal year. The maximum number of shares of common stock that may be made subject to awards granted under the Plan was 8,715,000 at December 31, 2006. In the event of any change in our capitalization, an equitable substitution or proportionate adjustment shall be made in the aggregate number and/or kind of shares of common stock reserved for issuance under the Plan and the kind, number and/or option price at the sole discretion of the Committee. In addition, if any Award expires or terminates without having been exercised, the shares of common stock subject to the Award again become available for grant under the Plan.

The Committee is authorized to grant to eligible persons incentive stock options (‘‘ISO”) or nonqualified stock options (‘‘NSO”). The term of an ISO cannot exceed 10 years, and the exercise price of any ISO must be equal to or greater than the fair market value of the shares of common stock on the date of the grant. Any ISO granted to a holder of 10% or more of the combined voting power of our capital stock must have an exercise price equal to or greater than 110% of the fair market value of the common stock on the date of grant and may not have a term exceeding five years from the grant date. The Committee shall determine the exercise price and the term of an NSO on the date that the NSO is granted.

Options shall become exercisable in whole or in part on the date or dates specified by the Committee. The Committee, in its sole discretion, may accelerate the date or dates on which an option becomes exercisable. Each option shall expire on such date or dates as the Committee shall determine at the time the option is granted. Upon termination of an optionee’s employment for retirement, death or disability, options granted to the employee will expire one year from the date of termination. Upon termination of an optionee’s employment for involuntary termination other than for cause, options granted to the employee will expire ninety days plus the number of days the employee is prohibited from trading in Global Signal’s shares because of insider trading rules or other arrangements, after the date of termination. Upon termination of an optionee’s employment for any other reasons, options granted to the employee will expire on the expiration date specified in the agreement. If an optionee’s employment is terminated for cause (as defined in the Plan), all of such person’s options shall immediately terminate.

The Committee may also grant to an eligible person an award of common stock subject to future service and such other restrictions and conditions as the Committee may determine, which may be either restricted stock, wherein the recipient receives the benefits of ownership (such as voting and the receipt of dividends) prior to the vesting of the stock (other than the right to sell or transfer the stock), or deferred stock, wherein the recipient does not have any benefits of ownership prior to the vesting of the stock (as applicable, the “Restricted Stock” or the “Deferred Stock”). The Committee will determine the terms of such Restricted Stock and/or Deferred Stock, including the price, if any, to be paid by the recipient for the stock, the restrictions placed on the shares and the time or times when the restrictions will lapse, at the time of the granting thereof.

A summary of our stock option activity under the Plan for the years ended December 31, 2006, 2005 and 2004, is presented in the table below. Net cash proceeds from the exercise of stock options for years ended December 31, 2006, 2005 and 2004, were $3.2 million, $2.9 million and $8.6 million, which was recorded in common stock and additional paid-in capital. The fair value at the time of issuance of the options that vested during the years ended December 31, 2006, 2005 and 2004, was $2.1 million, $4.1 million and $4.7 million, respectively. The intrinsic value at the time of exercise of the stock options exercised during the years ended December 31, 2006, 2005 and 2004, was $47.9 million, $31.8 million and $21.6 million, respectively.

A summary of our stock option plan activity under the Plan for the years ended December 31, 2006, 2005 and 2004 is as follows:

	Number of Shares Subject to Option	Exercise Price Range	Weighted Average Exercise Price
Under option, December 31, 2003	4,177,452	$4.26-$ 8.53	$6.40
Granted	820,000	$8.53-$18.00	$15.63
Forfeited	(579,126)	$4.26-$ 8.53	$6.40
Exercised	(1,410,742)	$4.26-$ 8.53	$6.29

Under option, December 31, 2004	3,007,584	$4.26-$18.00	$8.96
Granted	—	N/A	N/A
Forfeited	(82,000)	$4.26-$ 8.53	$6.40
Cancelled	(176,300)	$4.26-$18.00	$13.91
Exercised	(1,432,150)	$4.26-$18.00	$8.08

Under option, December 31, 2005	1,317,134	$4.26-$18.00	$9.41

Granted	—	N/A	N/A
Forfeited	—	N/A	N/A
Cancelled	—	N/A	N/A
Exercised	(1,317,134)	$4.26-$18.00	$9.41

Under option, December 31, 2006	—	N/A	N/A

All shares that were issued upon option exercises were newly issued shares.

The following table discloses the number of shares subject to option that are unvested and the weighted average fair value of these shares at the date of grant as of December 31, 2006 and 2005:

	Number of Shares Subject to Option	Weighted Average Fair Value at Date of Grant
Unvested balance at December 31, 2005	459,208	$4.57
Vested	(459,208)	$4.57

Unvested balance at December 31, 2006	—	N/A

Other Stock Options

In connection with the initial public offering and to compensate Fortress and Greenhill for their successful efforts in raising capital in the offering, in March 2004 we granted options to Fortress and Greenhill, or their respective affiliates, to purchase the number of shares of our common stock equal to an aggregate of 10% of the number of shares issued in the initial public offering in the following amounts (1) for Fortress (or its affiliates), the right to acquire the number of shares equal to 8% of the number of shares issued in the initial public offering, including the over-allotment, and (2) for Greenhill (or its affiliate), the right to acquire the number of shares equal to 2% of the number of shares issued in the initial public offering, including the over-allotment, all at an exercise price per share equal to the initial offering price per share. Upon consummation of the offering, the number of shares and exercise price were thereby fixed at 805,000 shares at $18.00 per share, respectively. All of the options were immediately vested upon the initial public offering and are exercisable for ten years from June 8, 2004. We recognized the fair value of these options using the Black-Scholes method on the offering date as a cost of the offering of $1.9 million by netting it against the net proceeds of the offering. These options were granted outside of the Plan, and therefore are excluded from the Plan activity shown above. Greenhill exercised 32,200 of its options in December 2004 and 128,800 of its options in March 2006. At December 31, 2006, 644,000 of the Fortress options remained outstanding. Fortress exercised these options on January 2, 2007.

Common Stock Grants

In the second quarter of 2006, as part of our director compensation plan, we issued a total of 20,000 fully vested, unrestricted shares of common stock to four of our independent directors. As a result, we recorded compensation expense of $0.2 million on the issuance date.

In the second quarter of 2005, as part of our director compensation plan, we issued a total of 20,000 fully vested, unrestricted shares of common stock to four of our independent directors. As a result, we recorded compensation expense of $0.7 million on the issuance date.

On June 3, 2004, as part of our director compensation plan, we issued a total of 20,000 fully vested, unrestricted shares of common stock to four of our independent directors upon consummation of our initial public offering. As a result, we recorded compensation expense of $0.4 million on the issuance date.

On December 20, 2004, the Board of Directors approved the grant of 77,642 shares of restricted stock to certain employees. The grants vest 33.3%, 33.3% and 33.4% on December 20, 2007, 2008 and 2009 respectively. We valued the restricted stock awards at $2.0 million on the date of grant using the current market price. This amount is being amortized as non-cash stock-based compensation expense over the vesting period using the accelerated method. During 2006 and 2005 71,963 shares of this grant were forfeited. Per the Merger Agreement, on April 11, 2007 the remaining 5,679 shares will vest for all grantees who do not become employees of Crown Castle.

In the first quarter of 2006, we issued 28,488 shares of restricted stock to certain employees. The grants vest 33.3%, 33.3% and 33.4% on December 31, 2008, 2009 and 2010, respectively. We valued the restricted stock awards at $1.3 million on the dates of grant using the current market price. This amount is being amortized as non-cash stock-based compensation expense over the vesting period using the accelerated method, over a weighted average period of approximately three years. During 2006 9,302 shares of this grant were forfeited. On January 12, 2007 in conjunction with the Merger with Crown and the termination of an employee who received restricted stock in this grant, 1,744 shares of restricted stock vested (see Note 17 – Subsequent Events). Per the Merger Agreement, on April 11, 2007 the remaining 17,442 shares will vest for all grantees who do not become employees of Crown Castle.

In April 2006, our new Chief Financial Officer was granted 120,000 shares of restricted stock of which 20% vested immediately and 20% vests on December 31, 2007, 2008, 2009 and 2010, respectively. We valued the restricted stock award at $5.9 million on the date of grant using the current market price. In May 2006, our new Chief Executive Officer was granted 200,000 shares of restricted stock, of which 20% vested immediately and 20% vests on December 31, 2007, 2008,

2009 and 2010, respectively. We valued the restricted stock award at $9.8 million on the date of grant using the current market price. Due to the Crown Castle merger, both of these stock grants vested on January 12, 2007 (see Note 17 – Subsequent Events).

In June 2006, six executives were granted a total of 65,000 shares of restricted stock which vest 20% on December 31, 2006, 2007, 2008, 2009 and 2010, respectively. We valued the restricted stock awards at $2.9 million on the date of grant using the current market price. These stock grants will vest immediately upon the occurrence of both a change of control and termination of the executive. On December 31, 2006, 13,000 shares vested. On January 12, 2007 in conjunction with the Merger with Crown and the termination of certain employees who received restricted stock in this grant, 18,000 shares of restricted stock vested. Per the Merger Agreement, on April 11, 2007 the remaining 34,000 shares will vest for all grantees who do not become employees of Crown Castle (see Note 17 – Subsequent Events).

In July 2006, one executive was issued 12,500 shares of restricted stock which vest 20% on December 31, 2006, 2007, 2008, 2009 and 2010, respectively. We valued the restricted stock award at $0.6 million on the date of grant using the current market price. On December 31, 2006, 2,500 shares vested (see Note 17 – Subsequent Events). The remaining 10,000 shares vested on January 12, 2007 in connection with the Merger with Crown Castle.

The following table discloses the number of unvested shares of restricted stock and the weighted average fair value of these shares at date of grant. The fair value at the time of issuance of restricted shares that vested during the year ended December 31, 2006, was $3.8 million and the intrinsic value was $0.1 million. No restricted shares vested in 2005 or 2004.

	Restricted Stock	Weighted Average Fair Value at Date of Grant
Unvested balance at December 31, 2005	54,917	$26.02
Granted	425,988	$48.07
Vested	(79,500)	$48.35
Forfeited	(58,540)	$28.86

Unvested balance at December 31, 2006	342,865	$47.75

As of December 31, 2006, total unearned compensation on stock-based awards was $12.7 million and the weighted average vesting period was 2.5 years. After the completion of the Merger on January 12, 2007 the vesting was accelerated to either January 12, 2007 or April 11, 2007 (see Note 17 – Subsequent Events).

Deferred Shares

On January 3, 2006, we entered into Deferred Shares Award Agreements with certain employees. The number of shares to be granted in December 2006 was to be determined by the amount of our fourth quarter 2006 dividend. These employees were awarded an aggregate base grant of 5,233 shares, but the actual number of shares to be issued will vary between 0% and 150% of the base grant. These shares, if granted, will vest 33.3%, 33.3% and 33.4% on December 31, 2008, 2009 and 2010, respectively. As of December 31, 2006, 2,326 of the deferred shares have been forfeited and 2,907 were outstanding. Under the Merger Agreement, no fourth quarter dividend can be declared unless necessary to maintain our status as a REIT. Accordingly, no fourth quarter dividend was made, and therefore no shares were granted. The value of the shares as defined in the Merger Agreement was paid in cash to the employees upon the closing of the merger. As a result of the Merger closing on January 12, 2007, $0.2 million was paid to the holders of these shares.

In December 2005, we awarded two officers an aggregate base grant of 124,698 deferred shares. These officers resigned and their deferred shares were forfeited.

Warrants

In connection with our bankruptcy plan, warrants to purchase 1,229,850 shares of common stock were issued to Predecessor Convertible Note holders and Predecessor Common Stockholders. The warrants have a current exercise price of $8.53 per share and expire on October 31, 2007. As of December 31, 2006 and 2005, there were warrants outstanding to acquire 407,458 and 445,506 shares of common stock, respectively. The obligations pursuant to all warrants that were outstanding on January 12, 2007 were assumed by of Crown Castle in connection with the Merger.

Treasury Stock

In the first quarter of 2006, 29,327 shares of outstanding common stock were returned to us to pay for the exercise price of certain stock options. The value of this returned stock was $1.5 million and was recorded as treasury stock.

13. Earnings Per Share

The following table sets forth the reconciliation of basic and diluted average shares outstanding (in thousands) used in the computation of income (loss) per share of common stock:

	Year Ended December 31,
	2006	2005	2004
Denominator for basic income per share	69,732	62,254	46,831
Effect of dilutive securities	—	—	2,852

Denominator for diluted income per share:
Adjusted weighted average	69,732	62,254	49,683

For 2006, approximately 1.0 million shares of common stock issuable pursuant to options and warrants have been excluded from the calculation of diluted earnings per share as their effect would have been antidilutive. For 2005, approximately 2.0 million shares of common stock issuable pursuant to options and warrants have been excluded from the calculations of diluted earnings per share as their effect would have been antidilutive.

14. Income Taxes

Global Signal Inc. has made an election to be taxed as a Real Estate Investment Trust (‘‘REIT”) under the Internal Revenue Code of 1986, as amended (“Code”), and related regulations. Global Signal Inc. and its qualified REIT subsidiaries will generally not be subject to federal income tax at the corporate level if 90% of its taxable income is distributed to its stockholders. REITs are also subject to a number of other organizational and operational requirements. If we fail to qualify as a REIT in any taxable year, our taxable income will be subject to federal income tax at regular corporate tax rates. Even during taxable years for which we qualify as a REIT, we may be subject to certain state and local taxes and to federal income and excise taxes on undistributed income.

The capital contribution from the new investors upon our emergence from bankruptcy, established a change in ownership as defined in Section 382 of the Code. As a result, utilization of our tax attributes (primarily NOL’s and depreciation) will be limited each year in the future as a result of this ownership change.

Our REIT net operating losses (‘‘NOL’s”) of $456.6 million incurred prior to November 1, 2002, had been reduced to $231.8 million at December 31, 2004, yielding a net decrease in NOL’s of $224.8 million. The decrease resulted from the following:

•	a decrease of $384.5 million due to discharge of indebtedness commensurate with the emergence from bankruptcy;

•	an increase of $148.0 million due to built-in-losses incurred post October 31, 2002;

•	an increase of $22.8 million due to additional NOL’s incurred from November 1, 2002 to December 31, 2004; and

•	a decrease of $11.1 million due to utilization of NOL carryforwards for the year ended December 31, 2003.

Our NOL’s increased to $280.7 million at December 31, 2005, as a result of the following incurred during 2005:

•	an increase of $2.2 million due to additional NOL’s;

•	an increase of $49.3 million due to built-in-losses;

•	a decrease of $2.6 million due to a true-up of NOL items as filed per the REIT’s 2004 corporate tax return

Our NOL’s increased to $360.8 million at December 31, 2006, as a result of the following incurred during 2006:

•	an increase of $24.1 million due to additional NOL’s;

•	an increase of $54.4 million due to built-in-losses;

•	an increase of $1.6 million due to a true-up of NOL items as filed per the REIT’s 2005 corporate tax return

Future NOL’s may be used to offset all or a portion of our REIT income, and as a result, reduce the amount that we must distribute to stockholders to maintain our status as a REIT. Utilization of NOL’s generated prior to November 1, 2002, are limited to $9.5 million per year, pursuant to the application of Sections 382(b)(1) of the Code. Utilization of NOL’s generated after October 31, 2002, is not subject to this limitation. Any available unused NOL’s, including unused limited NOL’s, may be carried forward up to 20 years, pursuant to Sections 172(b)(1)(A)(ii) of the Code. The NOL’s as of December 31, 2006, expire in years ranging from 2022 to 2025. The merger with Crown Castle that was consummated on January 12, 2007 creates a new Section 382(b)(1) limit, however, due to the threshold on this limit, it will not impact the ability to utilize the post October 31, 2002 NOL’s. The pre-October 31, 2002 NOL’s are still subject to the same limitations under Sections 382(b)(1) of the Code.

We also own non-REIT subsidiaries that are subject to Federal and state income taxes (taxable REIT subsidiaries). These entities are consolidated with Global Signal Inc. for financial reporting purposes, but file separately from Global Signal Inc. for income tax reporting purposes. As of December 31, 2006, these subsidiaries have net operating loss carryforwards that could produce a future benefit of approximately $0.3 million partially offset by $0.2 million of valuation allowance, that expire in years ranging from 2022 to 2024. Our use of the NOL carryforwards is also limited on an annual basis as a result of the Section 382 of the Code rules applicable to ownership changes.

Reconciliation of Net Income to Estimated Taxable Income

	Year Ended December 31,
	2006	2005	2004
(in thousands)
Net income (loss)	$(83,136)	$(39,736)	$6,872
Add (subtract) Federal income tax expense (benefit)	54	(622)	341
Add net loss of taxable REIT subsidiaries	1,083	1,269	922

Adjusted net income (loss)	(81,999)	(39,089)	8,135
Book/tax depreciation difference	84,248	53,404	(5,125)
Exercise of non-qualified stock options /vesting of restricted shares	(33,660)	(23,524)	(20,970)
Other book/tax differences, net	7,294	6,982	5,598

Current year ordinary income (loss)	(24,117)	(2,227)	(12,362)
NOL carryforward utilized	—	—	—

Estimated taxable ordinary income (loss)	$(24,117)	$(2,227)	$(12,362)

Income Tax Characterization of Dividends

For income tax purposes, dividends to common stockholders are characterized as ordinary income, capital gains or as a return of a stockholder’s invested capital. During 2006, we paid to all of our stockholders dividends of $1.575 per share of common stock, or an aggregate of $144.7 million, of which $144.7 million represented a return of capital to our stockholders. During 2005, we paid to all of our stockholders cumulative quarterly dividends of $1.75 per share of common stock, or an aggregate of $106.9 million, all of which represented a return of capital to our stockholders.

The income tax characterization of dividends to common stockholders is based on the calculation of Taxable Earnings and Profits, as defined in the Code. Taxable Earnings and Profits differ from regular taxable income due primarily to differences in the estimated useful lives and methods used to compute depreciation and in the recognition of gains and losses on the sale of real estate assets.

Components of Tax Benefit (Expense)

Our income tax benefit (expense) is comprised of the following for each of the years presented below:

	Year Ended December 31,
	2006	2005	2004
(in thousands)
Current tax expense	$—	$—	$—
Deferred tax benefit (expense)	(54)	622	(341)

Net tax benefit (expense)	$(54)	$622	$(341)

Statutory Rate Reconciliation

	Year Ended December 31,
	2006	2005	2004
(in thousands)
Tax at statutory rate (35%)	$(29,079)	$(14,125)	$(2,524)
Exemption for REIT	29,079	14,125	(5,125)
REIT NOL utilized	—	—	7,649
Deferred tax benefit (expense)	(54)	646	(244)
Change in valuation allowance	—	(24)	(97)

Net tax benefit (expense)	$(54)	$622	$(341)

Components of Deferred Tax Assets and Liabilities

	December 31,
	2006	2005
(in thousands)
Net operating losses from non-REIT subsidiaries	$255	$308
Valuation allowance	(245)	(245)

Deferred tax assets	10	63

Fixed assets — related	(83)	(83)

Deferred tax liabilities	(83)	(83)

Net deferred tax liability	$(73)	$(20)

15. Related Party Transactions

Our chairman, Wesley Edens, is also the Chairman of the Management Committee of Fortress Investment Group LLC, an affiliate of our majority stockholder. We do not pay Mr. Edens a salary or any other form of compensation.

Pinnacle Towers Limited, our United Kingdom subsidiary, outsources the management of its communications sites to Mapeley Ltd, an affiliate of Fortress. During the years ended December 31, 2006, 2005 and 2004, we incurred expenses to Mapeley in connection with its services of $216,000, $167,000 and $171,000, respectively.

One of the members of our board of directors is also on the board of USA Mobility, Inc., one of our largest customers.

As described in Note 12 – Stockholders’ Equity above, in connection with the initial public offering, and to compensate Fortress and Greenhill for their successful efforts in raising capital in the offering, in March 2004 we granted options to Fortress and Greenhill, or their respective affiliates, to purchase the number of shares of our common stock equal to an aggregate of 10% of the number of shares issued in the initial public offering in the following amounts (1) for Fortress (or its affiliates), the right to acquire 644,000 shares which is equal to 8% of the number of shares issued in the initial public offering, including the over-allotment, and (2) for Greenhill (or its affiliate), the right to acquire 161,000 shares which is equal to 2% of the number of shares issued in the initial public offering, including the over-allotment, all at an exercise price per share equal to the initial offering price of $18.00 per share. All of the options were immediately vested and are exercisable for ten years from June 8, 2004. We recognized the fair value of these options using the Black-Scholes method on the offering date as a cost of the offering of $1.9 million, by netting it against the net proceeds of the offering.

Two affiliates of Fortress purchased from the underwriters, $63.0 million of the $73.0 million B and BB rated February 2004 mortgage loan pass-through certificates at a price to yield of approximately 9% on a blended basis. The February 2004 mortgage loan was repaid in full on February 28, 2006 with a portion of the proceeds of the February 2006 mortgage loan.

An affiliate of Fortress purchased from the underwriters, $17.0 million of BB rated December 2004 mortgage loan pass-through certificates at a price to yield of approximately 6.376%.

An affiliate of Fortress purchased from the underwriters, $31.0 million of BBB- rated February 2006 mortgage loan pass-through certificates at a price to yield approximately 6.495% and $60.0 million of BB+ rated February 2006 mortgage loan pass-through certificates at a price to yield approximately 7.036%.

16. Employee Benefit Plan

Effective January 1, 1997, we established a 401(k) plan that covers substantially all employees. Matching contributions from us vest based on number of years of service. Effective January 12, 2007 all matching contributions to plan were fully vested. During the years ended December 31, 2006, 2005 and 2004, we contributed $0.3 million, $0.2 million and $0.1 million, respectively, to the plan.

17. Subsequent Events

Consummation of Merger with Crown

The shareholders of Global Signal and Crown Castle approved the Merger in votes on January 11, 2007. At this point the Merger became probable and the following write-off of assets occurred: 1) We wrote off $2.2 million of costs incurred as part of our software upgrade project and 2) we wrote off $0.2 million related to costs incurred and capitalized in connection with our June 2005 S-3. In addition to these write-offs, 285,744 shares of restricted stock vested and on January 11, 2007 we increased additional paid in capital and non-cash stock based compensation expense by $10.7 million.

Following the Merger, Global Signal will no longer conduct its operations as a REIT and will not issue quarterly cash dividends in the future.

See Footnote 2 – Merger for a description of the Merger.

Purchase Commitments

As of March 15, 2007, we had closed on the acquisition of 5 communication sites and 102 fee-interests or long-term easements on land parcels for an aggregate purchase price of $21.0 million, including fees and expenses.

18. Selected Quarterly Financial Information—Unaudited

The following tables set forth selected quarterly financial information updated for discontinued operations for the years ended December 31, 2006 and 2005:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Fiscal Year 2006
Revenues	$120,995	$122,467	$127,761	$124,732
Operating income	$11,480	$5,675	$12,265	$4,206
Net loss	$(35,086)	$(16,970)	$(11,301)	$(19,779)
Loss per share:
Basic	$(0.51)	$(0.24)	$(0.16)	$(0.28)
Diluted	$(0.51)	$(0.24)	$(0.16)	$(0.28)

Fiscal Year 2005
Revenues	$54,030	$77,557	$116,131	$120,310
Operating income	$13,594	$6,355	$8,209	$5,379
Net income (loss)	$3,896	$(9,424)	$(15,441)	$(18,767)
Earnings (loss) per share:
Basic	$0.07	$(0.16)	$(0.23)	$(0.27)
Diluted	$0.07	$(0.16)	$(0.23)	$(0.27)

In the fourth quarter of 2005, we finalized our purchase price allocation based on an appraisal of the Sprint sites assets, which we received from our third party valuation firm. The fourth quarter impact was approximately $8.5 million of additional depreciation, amortization and accretion of which approximately $5.1 million relates to periods from May 26, 2005 to September 30, 2005.